Exhibit 99.3
Feldman Financial Advisors, Inc.
1001 Connecticut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963

Home Federal Bancorp, Inc.
of Louisiana
Shreveport, Louisiana
Conversion Valuation Appraisal Report
Valued as of August 27, 2010
Prepared By
Feldman Financial Advisors, Inc.
Washington, DC

Feldman Financial Advisors, Inc.
1001 Connecticut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963
August 27, 2010
Board of Directors
Home Federal Bancorp, Inc. of Louisiana
624 Market Street
Shreveport, Louisiana 71101-3643
Members of the Board:
     At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of the common stock to be issued (the “Stock Offering”) by Home Federal Bancorp, Inc. of Louisiana (“Home Federal Bancorp” or the “Company”), a new Louisiana corporation, headquartered in Shreveport, Louisiana, as of August 27, 2010, in connection with the mutual-to-stock conversion of Home Federal MHC of Louisiana (the “MHC”). Currently, the MHC’s principal activity is the ownership of the majority interest approximating 63.8% in Home Federal Bancorp, Inc. of Louisiana (“Bancorp”), a federal corporation, the current mid-tier holding company for Home Federal Savings and Loan Association (the “Bank”). The remainder of the Bancorp’s shares (36.2%) is owned by public stockholders. Home Federal Bancorp owns a 100% interest in the common stock of the Bank. At the conclusion of the conversion, the MHC and Bancorp will no longer exist. Home Federal Bancorp is offering for sale common stock representing the majority ownership interest in Bancorp in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to current holders of Bancorp shares as of the Record Date, members of the local community and the public at large. At the conclusion of the conversion, existing public stockholders of Bancorp will receive new shares of common stock of the Company in exchange for their existing shares.
     This Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the OTS.

Feldman Financial Advisors, Inc.
Board of Directors
Home Federal Bancorp, Inc. of Louisiana
August 27, 2010
Page Two
     Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Elias, Matz, Tiernan & Herrick L.L.P., and the Company’s independent auditor, LaPorte Sehrt Romig & Hand. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.
     We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.
     The Appraisal is based on the Company’s representation that the information contained in the Prospectus and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.
     It is our opinion that, as of August 27, 2010, the estimated pro forma market value of the Company on a fully converted basis was within a range (the “Valuation Range”) of $24,982,310 to $33,799,590 with a midpoint of $29,390,950. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $38,869,540.
     Based on the foregoing valuation, the corresponding range of shares and market values based on a $10.00 per share price are as follows:

Feldman Financial Advisors, Inc.
Board of Directors
Home Federal Bancorp, Inc. of Louisiana
August 27, 2010
Page Three

	Offering	Exchange	Total
	Shares	Shares	Shares
Shares
Super maximum	2,479,688	1,407,266	3,886,594
Maximum	2,156,250	1,223,709	3,379,959
Midpoint	1,875,000	1,064,095	2,939,059
Minimum	1,593,750	904,481	2,498,231

Market Value
Super maximum	24,796,880	14,072,660	38,869,540
Maximum	21,562,500	12,237,090	33,799,590
Midpoint	18,750,000	10,640,950	29,390,590
Minimum	15,937,500	9,044,810	24,982,310
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders be entitled to exchange their current shares for newly issued shares of the fully converted Company. It is our understanding that the exchange ratio has been designed to preserve the current aggregate percentage ownership in Bancorp equal to 36.2%. The actual exchange ratio to be received by the existing minority shareholders of Bancorp will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based on this calculation, and the valuation offering range above, the Company’s exchange ratio would be 0.7464 shares, 0.8781 shares, 1.0098 shares and 1.1612 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Feldman Financial has no opinion on the proposed exchange ratio applied to the minority shares exchanged for newly issued shares of the Company.
     Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Feldman Financial Advisors, Inc.
Board of Directors
Home Federal Bancorp, Inc. of Louisiana
August 27, 2010
Page Four
     The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted, Feldman Financial Advisors, Inc. Trent R. Feldman President
Greg E. Izydorczyk Senior Vice President

Feldman Financial Advisors, Inc.
 i

Feldman Financial Advisors, Inc.
TABLE OF CONTENTS (Continued)

TAB			PAGE

IV.	Appendix — EXHIBITS

	I	Background of Feldman Financial Advisors, Inc.	I-1
	II-1	Consolidated Balance Sheet	II-1
	II-2	Consolidated Income Statement	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Securities Portfolio	II-4
	II-5	Deposit Portfolio	II-5
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for Full Conversion Valuation	IV-1
	IV-2	Pro Forma Full Conversion Valuation Range	IV-2
	IV-3	Pro Forma Full Conversion Analysis at Midpoint	IV-3
	IV-4	Valuation Ratio Differential	IV-4

Feldman Financial Advisors, Inc.
LIST OF TABLES

Feldman Financial Advisors, Inc.
LIST OF TABLES (Continued)

Feldman Financial Advisors, Inc.
INTRODUCTION
     At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of the common stock to be issued (the “Stock Offering”) by Home Federal Bancorp, Inc. of Louisiana (“Home Federal” or the “Company”), a new Louisiana corporation, headquartered in Shreveport, Louisiana, as of August 27, 2010, in connection with the mutual-to-stock conversion of Home Federal Mutual Holding Company of Louisiana (the “MHC”). Currently, the MHC’s principal activity is the ownership of the majority interest approximating 63.8% in Home Federal Bancorp, Inc. of Louisiana (“Bancorp”), a federal corporation, the mid-tier holding company for Home Federal Bank (the “Bank”). Public stockholders own the remainder of the Bancorp’s shares (36.2%). Bancorp owns a 100% interest in the common stock of the Bank. At the conclusion of the conversion, the MHC and Bancorp will no longer exist.
     As part of the conversion, the Company is offering for sale common stock representing the majority ownership interest in Bancorp that is currently held by the MHC in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to current holders of Bancorp shares as of the Record Date, members of the local community and the public at large. At the conclusion of the conversion, existing public stockholders of Bancorp will receive new shares of common stock (adjusted for an exchange ratio) of the Company in exchange for their existing shares. This Appraisal has been prepared in

Feldman Financial Advisors, Inc.
accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”).
     In the course of preparing the Appraisal, we reviewed and discussed with the Company’s management, the Company’s independent accountants, LaPorte Sehrt Romig & Hand, the audited financial statements of the Company’s operations for the years ended June 30, 2009 and 2010. We also reviewed and discussed with management other financial matters of the Bank and held discussions with Stifel, Nicolaus & Company, Incorporated, the investment banking firm engaged by the Company to market and sell the common stock.
     Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Company’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Company operates and assessed the Company’s relative strengths and weaknesses.
     We examined and compared the Company’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Stock Offering on the Company’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Company.
     In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Company and its independent accountants. We did not independently verify the financial statements and other

Feldman Financial Advisors, Inc.
information provided by the Company and its independent accountants, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.
     Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.
     The valuation reported herein will be updated as appropriate. Further updates will consider, among other factors, any developments or changes in the Company’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the Stock Offering valuation of the Company, appropriate adjustments to the estimated pro forma market value may be made. The reasons for any such adjustments will be explained in detail at that time.

Feldman Financial Advisors, Inc.
I. BUSINESS OF HOME FEDERAL BANCORP, INC. OF LOUISIANA
General Overview
     Home Federal Bancorp, Inc. of Louisiana is a new Louisiana chartered corporation, formed for the purpose of holding all of the capital stock of Home Federal Bank. To date, Home Federal has only conducted organizational activities. Currently, Home Federal Bancorp, Inc. of Louisiana, a federally chartered corporation, the mid-tier stock holding company that was formed in 2005 owns all of the capital stock of the Bank. The mid-tier holding company is 63.8% owed by Home Federal Mutual Holding Company of Louisiana and 36.2% owned by public shareholders. After the conversion, Home Federal Mutual Holding Company of Louisiana and Home Federal Bancorp, Inc. of Louisiana, a federally chartered corporation, will no longer exist. In addition, as part of the conversion, existing public stockholders of Bancorp will receive new shares of common stock in Home Federal in exchange for their existing shares of common stock of Bancorp. The Company’s principal executive offices are located at 624 Market Street, Shreveport, Louisiana. At June 30, 2010, the Company had total assets of $185.1 million, deposits of $117.7 million and equity capital of $33.4 million.
     Home Federal Bank is a federally chartered stock-form savings association originally organized in 1924 and is subject to federal regulation by the Federal Deposit Insurance Corporation and the Office of Thrift Supervision. The Bank reorganized into the mutual holding company format in January 2005 and changed its name to Home Federal Bank in 2009 as part of its business strategy to be recognized as a community bank. After the conversion and offering, Home Federal Bank will continue to be regulated by the Office of Thrift Supervision as its primary Federal banking regulator.

Feldman Financial Advisors, Inc.
     Home Federal Bank’s current headquarters and main office and two additional full service branch offices located in Shreveport, Louisiana, serve the Shreveport-Bossier City metropolitan area. Home Federal Bank’s business primarily consists of attracting deposits from the general public and using those funds to originate loans. Home Federal Bank’s market area is Caddo Parrish, Louisiana, which includes the city of Shreveport, and neighboring communities in Bossier Parish, Louisiana.
     Following the conversion and offering, the Bank expects to grow the franchise through de novo branch offices. The Bank has acquired land in Bossier City for a branch office expected to open in September 2010 and a lot in Bossier Parish for a new branch office.
     At June 30, 2010, the Bank had total assets of $185.4 million, deposits of $119.0 million and equity capital of $32.2 million.
     The Bank faces strong competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in the primary market area, including many large financial institutions, which have greater financial and marketing resources available to them. In addition, the Bank faces significant competition for investors’ funds from short-term money market securities, mutual funds and other corporate and government securities. The Bank does not rely upon any individual group or entity for a material portion of its deposits. The Bank’s ability to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.
     Competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. The Bank competes for loan originations primarily through the interest rates and loan fees charged, and the efficiency and

Feldman Financial Advisors, Inc.
quality of services provided borrowers. Factors, which affect competition, include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.
     The chart on the following page shows the Company’s current ownership structure, which is commonly referred to as the “two-tier” mutual holding company structure:

Feldman Financial Advisors, Inc.
     Following the conversion and offering, the new ownership structure will be as follows:
     The conversion and offering are commonly referred to as a “second-step” conversion.
     The Company has several business strategies that are designed to further improve long-term profitability and enhance the franchise. These strategies include:
•	Continuing to diversify its loan portfolio by emphasizing commercial real estate and commercial business loans,

•	Diversify the products and services offered for a larger customer base and an enhanced competitive position;

•	Managing expenses while building an infrastructure to support full-service community bank products and services;

•	Enhancing core earnings through lower cost transaction and savings accounts combined with higher yielding commercial real estate and business loans and selling fixed-rate residential mortgage loan originations;

•	Being competitive in the Company’s market area by emphasizing local decision making and an efficient loan approval processes;

•	Continuing geographic expansion of the Company’s market presence by opening additional de novo branches and possibly, through acquisitions of other financial institutions and banking related businesses (although there are no current plans, understandings or agreements with respect to any specific acquisitions); and

•	Maintaining asset quality while continuing to grow and diversify the loan portfolio.

Feldman Financial Advisors, Inc.
     The Company’s business strategy is focused on operating a growing and profitable community-oriented financial institution. Following the conversion and offering, the Company expects to:
▪	Continue to Grow and Diversify the Loan Portfolio by, among other things, emphasizing the origination of commercial real estate and business loans. Home Federal Bancorp’s traditional lending activity historically had been concentrated on the origination of single-family residential loans and, to a lesser degree, consumer loans. Beginning in 2009, the Bank hired three senior commercial loan officers to develop a loan portfolio more consistent with that of a community bank. At June 30, 2010, commercial real estate loans amounted to $15.4 million, or 16.4% of the total loan portfolio compared to $8.2 million, or 17.2% at June 30, 2009. The commercial business loans at June 30, 2010 amounted to $9.5 million or 10.1% of the total loan portfolio, compared to $3.9, or 8,2% at June 30, 2009. Commercial real estate, commercial business, construction and development and consumer loans all typically have higher yields and are more interest sensitive than long-term single-family residential mortgage loans. The Bank plans to continue to grow and diversify the loan portfolio, and intends to continue to grow its holdings of commercial real estate and business loans. In addition, the net proceeds to be received from the conversion and offering will increase the Bank’s loan-to-one borrower limits, which will permit the Bank to originate and retain larger balance, commercial real estate and business loans.

▪	Diversify Products and Services. The Company intends to continue to emphasize increasing the amount of commercial business products to provide a full-service banking relationships to its commercial customers. The Company has also introduced mobile and Internet banking and remote deposit capture, to better serve commercial clients. Additionally, the Company has developed new deposit products focused on expanding the deposit base to new types of customers, as well as products specifically targeted for students.

▪	Enhancing Core Earnings. The Bank expects to improve its interest rate spread by emphasizing commercial real estate and business loans, which generally bear interest rates higher than residential real estate loans, and selling most of the fixed rate residential mortgage loan originations. The weighted average yield on the loan portfolio for the year ended June 30, 2010 was 6.7% and average interest rate spread for the year ended June 30, 2010 was 3.0% as compared to 1.9% for the year ended June 30, 2009. Likewise, the Bank has increased the amount of low cost deposits including non-interest-bearing checking accounts, which resulted in a reduction in Home Federal Bancorp’s weighted average cost of its deposits, the primary component of its interest expense for fiscal 2010.

Feldman Financial Advisors, Inc.
▪	Expanding the franchise in the existing market area and contiguous communities. The Bank intends to pursue opportunities to expand its market area by opening additional de novo banking offices and possibly, through acquisitions of other financial institutions and banking related businesses (although the Bank has no current plans, understandings or agreements with respect to any specific acquisitions). The Bank expects to focus on contiguous areas to the current locations in Caddo and Bossier Parishes. The Company’s first branch office in North Bossier City is expected to open in October 2010 and may develop a site in South Bossier in the future.

▪	Maintain Asset Quality. At June 30, 2010, non-performing assets totaled $360,000 or 0.19% of total assets. The Bank had no real estate owned or troubled debt restructurings at June 30, 2010. The Bank intends to continue to stress maintaining high asset quality after the conversion and offering even as it continues to grow the institution and diversity the loan portfolio. Home Federal Bancorp does not nor has it in the past, originated or purchased sub-prime mortgage loans.

▪	Cross-Selling Products and Services and Emphasizing Local Decision. The Company has promoted cross-selling products and services in its branch offices, emphasized local decision making, and streamlined loan approval process. The Company presently has two full-time loan underwriters at Home Federal Bank.
     In addition, the Stock Offering will afford the opportunity to bolster the Company’s stock-based compensation and benefit plans for management and employees, thereby improving the Company’s capacity to attract and retain qualified personnel.

Feldman Financial Advisors, Inc.
Financial Condition
     Table 1 presents selected data concerning the Company’s financial position as of June 30, 2006 to 2010. The table also displays relative financial and performance ratios for the Company for the years ended June 30, 2006 through 2010.
Table 1
Selected Financial Condition Data — Home Federal Bancorp
As of June 30, 2006 through 2010

	At June 30,
(Dollars in Thousands, except per share data)	2010	2009	2008	2007	2006
Selected Financial and Other Data:
Assets	$185,145	$154,766	$137,715	$118,875	$114,000
Cash and cash equivalents	8,837	10,007	7,363	3,972	4,930
Securities available for sale	63,688	92,647	96,324	83,752	83,694
Securities held to maturity	2,138	2,184	1,688	1,408	1,425
Loans held-for-sale	13,403	1,277	852	—	—
Loans receivable, net	93,056	46,948	28,263	26,689	20,866
Deposits	117,722	86,146	78,359	77,710	71,279
FHLB advances	31,507	35,997	26,876	12,368	13,417
Total Stockholders’ Equity	33,365	31,310	27,874	27,812	28,539

	As of or For the Year Ended June 30,
	2010	2009	2008	2007	2006
Selected Operating Data:
Total interest income	$9,169	$7,596	$7,004	$6,590	$5,664
Total interest expense	3,458	3,838	3,968	3,448	2,433
Net interest income	5,711	3,758	3,036	3,142	3,231
Provision for loan losses	36	240	0	1	0
Net interest income after provision for loan losses	5,675	3,518	3,036	3,141	3,231
Total non-interest income	864	363	198	240	145
Total non-interest expense	5,196	3,113	3,359	2,417	2,415
Income (loss) before income tax expense (benefit)	1,343	768	(125)	964	961
Income tax expense (benefit)	673	253	(43)	327	327
Net income (loss)	$670	$515	$(82)	$637	$634
Earnings (loss) per share of common stock:
Basic	$0.21	$0.16	$(0.03)	$0.19	$0.19
Diluted	$0.21	$0.16	$(0.03)	$0.19	$0.19

Selected Operating Ratios:
Average yield on interest-earning assets	5.59%	5.21%	5.39%	5.69%	5.35%
Average yield on interest-bearing liabilities	2.56	3.32	4	3.84	2.98
Average interest rate spread	3.03	1.89	1.39	1.85	2.37
Net interest margin	3.48	2.58	2.33	2.71	3.05
Average interest-earning assets to interest-bearing liabilities	121.43	126.37	131.06	128.93	129.49
Net interest income after provision for loan losses to non-interest expense	109.22	113.01	90.38	129.95	133.82
Total non-interest expense to average assets	3.08	2.09	2.52	2.00	2.14
Efficiency ratio	79.46	80.21	103.87	71.49	71.53
Return on average assets	0.40	0.35	(0.06)	0.53	0.56
Return on average equity	2.09	1.70	(0.25)	2.13	2.10
Average equity to average assets	18.98	20.35	24.83	24.82	26.81
Dividend payout ratio	43.78	57.86	—	52.90	49.37

Asset Quality Ratios:
Non-performing loans as a percent of total loans receivable	0.38%	0.72%	—%	0.46%	—%
Non-performing assets as a percent of total assets	0.19	0.23	0.04	0.10	—
Allowance for loan losses as a percent of total loans receivable	0.52	0.98	0.82	0.92	1.11
Net charge-offs to average loans receivable	0.02	0.03	—	—	—
Allowance for loan losses as a percent of non-performing loans	135.83	133.52	—	202.59	—

Bank Capital Ratios:
Tangible capital ratio	16.47%	18.93%	20.21%	22.79%	23.48%
Core capital ratio	16.47	18.93	20.21	22.79	23.48
Total capital ratio	33.67	54.77	73.08	80.63	87.78

Other Data:
Full service offices	4	4	3	3	3
Source: Home Federal Bancorp, Prospectus

Feldman Financial Advisors, Inc.
Balance Sheet Analysis
     Home Federal Bancorp’s total assets increased $30.4 million, or 19.6%, to $185.1 million at June 30, 2010 compared to $154.8 million at June 30, 2009. This increase was primarily due to an increase in loans receivable and loans held-for-sale of $58.2 million, an increase in premises and equipment of $2.1 million, a decrease in available-for-sale securities of $29.0 million, and a decrease in cash and cash equivalents of $1.2 million, compared to the prior year period.
     Loans receivable, net increased $46.2 million, or 98.5%, from $46.9 million at June 30, 2009 to $93.1 million at June 30, 2010. The increase in loans receivable, net was attributable primarily to commercial real estate and commercial business loans, land loans and construction loans which in the aggregate, totaled $41.1 million at June 30, 2010 compared to $14.8 million at June 30, 2009, an increase of $26.3 million. One-to-four family residential loans increased $14.2 million, and home equity and second mortgage loans increased $1.7 million at June 30, 2010 compared to the prior year period. At June 30, 2010, the balance of purchased loans approximated $8.9 million, which consisted solely of one-to-four family residential loans, including $8.8 million of loans from the mortgage originator in Arkansas. The Company did not purchase any loans in fiscal 2009 or 2010.
     As part of implementing the business strategy, during the second half of fiscal 2009 the Company diversified the loan products offered and increased efforts to originate higher yielding commercial real estate loans and lines of credit and commercial business loans. In February 2009, the Bank hired three commercial loan officers, including Home Federal Bank’s President and Chief Operating Officer, Mr. Barlow, with over 12 years of commercial banking experience, particularly in the local Shreveport market. Commercial real estate loans and lines of credit and commercial business loans were deemed attractive due to their generally higher yields and

Feldman Financial Advisors, Inc.
shorter anticipated lives compared to single-family residential mortgage loans. As of June 30, 2010, Home Federal Bank had $15.4 million of commercial real estate loans and $9.5 million of commercial business loans compared to $8.2 million of commercial real estate loans and $6.3 million of commercial business loans at June 30, 2009. Although commercial loans are generally considered to have greater credit risk than other certain types of loans, management expects to mitigate such risk by originating such loans in market to known borrowers.
     Securities available-for-sale decreased $28.9 million, or 31.2%, from $92.6 million at June 30, 2009 to $63.7 million at June 30, 2010. This decrease resulted primarily from the reduction of new investment acquisitions, the sale of securities and normal principal paydowns, offset by market value increases in the portfolio. During the past two years, there have been significant loan prepayments due to the heavy volume of loan refinancing. However, when interest rates were at their cyclical lows, management was reluctant to invest in long-term, fixed rate mortgage loans for the portfolio and instead sold the majority of the long-term, fixed rate mortgage loan production. Prior to fiscal 2010, the Bank attempted to strengthen its interest-rate risk position and favorably structure the balance sheet to take advantage of a rising rate environment by purchasing investment securities classified as available-for-sale.
     Cash and cash equivalents decreased $1.2 million, or 12.0%, from $10.0 million at June 30, 2009 to $8.8 million at June 30, 2010. The net decrease in cash and cash equivalents was attributable primarily to the growth in deposits and sales and principal payments from securities, offset by the funding of loan growth and repayment of advances from Federal Home Loan Bank.
     Total liabilities increased $28.3 million, or 22.9%, from $123.5 million at June 30, 2009 to $151.8 million at June 30, 2010 due primarily to an increase of $31.5 million, or 36.5%, in deposits, offset by a decrease in advances from the Federal Home Loan Bank of $4.5 million, or

Feldman Financial Advisors, Inc.
12.5%. The increase in deposits was attributable primarily to increases in NOW Accounts, money market accounts and certificates of deposit. Money market accounts increased $11.6 million as the result of an expansion of commercial deposit accounts. Certificates of deposit increased $11.1 million, or 17.7%, from $62.8 million at June 30, 2009 to $73.9 million at June 30, 2010. NOW Accounts increased $9.6 million from $8.5 million at June 30, 2009 to $18.1 million at June 30, 2010. The Company also received deposits from other financial institutions participating in the U.S. Department of the Treasury’s Troubled Asset Relief Program.
     Stockholders’ equity increased $2.1 million, or 6.7%, to $33.4 million at June 30, 2010 from $31.3 million at June 30, 2009, due primarily to a change of $1.7 million in the Company’s accumulated other comprehensive income, and net income of $670,000 for the year ended June 30, 2010, less dividends of $293,000 paid during the year ended June 30, 2010. The change in accumulated other comprehensive income was primarily due to the change in net unrealized loss on securities available for sale due to recent declines in interest rates. The net unrealized loss on securities available-for-sale is affected by interest rate fluctuations. Generally, an increase in interest rates will have an adverse impact while a decrease in interest rates will have a positive impact.
Lending Activities
     At June 30, 2010, the Company’s net loan portfolio amounted to $93.1 million, representing approximately 50.3% of total assets at that date. Historically, principal lending activity was the origination of one- to four family residential loans. At June 30, 2010, one- to four-family residential loans amounted to $36.3 million, or 38.7% of the total loan portfolio. As part of the Company’s desire to diversify the loan portfolio, the Bank began to offer commercial real estate loans and commercial business loans in fiscal 2009, which amounted to $15.4 million and $9.5 million, respectively, at June 30, 2010.

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     The types of loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.
     A savings institution generally may not make loans to one borrower and related entities in an amount, which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. In addition, upon application the Office of Thrift Supervision permits a savings institution to lend up to an additional 15% of unimpaired capital and surplus to one borrower to develop domestic residential housing units. At June 30, 2010, the Bank’s regulatory limit on loans-to-one borrower was $4.6 million and the five largest loans or groups of loans-to-one borrower, including related entities, aggregated $4.4 million, $4.2 million, $3.9 million, $3.8 million and $2.9 million. Each of the Bank’s five largest loans or groups of loans was performing in accordance with its terms at June 30, 2010. For the Bank’s largest loan to one borrower, during fiscal 2010 the Bank utilized the higher limit applicable for domestic residential housing units upon approval by the Office of Thrift Supervision. The $4.4 million group of loans is to a limited partnership established by the Housing Authority of Bossier City, Louisiana. The loans are secured by a first mortgage lien on

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real estate and low to moderate income rental units in Bossier City, Louisiana as well as a conditional assignment of rents.
     Loans to or guaranteed by general obligations of a state or political subdivision are not subject to the foregoing lending limits.
     Table 2 and Exhibit II-3 analyze the composition of the loan portfolio by loan category at the dates indicated for Home Federal Bancorp.
Table 2
Loan Portfolio
At June 30, 2009 and 2010
(Dollars in Thousands)

	June 30,
	2010		2009
	Amount	%	Amount	%
Real estate loans:
One- to four-family residential	$36,257	38.65	$22,106	46.50
Commercial real estate secured:
Owner occupied	14,550	15.51	8,193	17.23
Non-owner occupied	872	0.93	0	0.00

Total commercial real estate secured	15,422	16.44	8,193	17.23
Multi-family residential	9,079	9.68	4,884	10.27
Commercial business	9,454	10.08	3,904	8.21
Land	8,442	9.00	2,348	4.94
Construction	7,793	8.31	338	0.71
Home equity loans and second mortgage loans	2,963	3.16	4,914	10.34
Equity lines of credit	4,069	4.34	451	0.95

Total real estate loans	93,479	99.65	47,138	99.16

Non-real estate loans
Savings accounts	285	0.30	359	0.76
Automobile	48	0.05	40	0.08

Total non-real estate loans	333	0.35	399	0.84

Total loans	93,812	100.00	47,537	100.00

Less:
Allowance for loan losses	(489)		(466)
Deferred loan fees	(267)		(123)

Net Loans (1)	$93,056		$46,948

(1)	Does not include loans held for sale amounting to $13.4 million and $1.3 million at June 30, 2010 and June 30, 2009, respectively.
Source: Home Federal Bancorp, Prospectus

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     Origination of Loans. Home Federal Bank’s lending activities are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily from existing customers and referrals from existing customers. One of the Bank’s loan officers takes written loan applications. The loan officer also supervises the procurement of credit reports, appraisals and other documentation involved with a loan. As a matter of practice, the Bank obtains independent outside appraisals on substantially all loans although the bank may prepare an in-house valuation depending on the characteristics of the loan and the profile of the borrower. Under the Bank’s lending policy, a title opinion must be obtained for each real estate loan. The Bank also requires fire and extended coverage casualty insurance in order to protect the properties securing the real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area.
     Home Federal Bank’s loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan and the value of the property that will secure the loan. Residential loans up to $417,000, the Fannie Mae conforming loan limit for single-family mortgage loans for 2010, must be approved by the Bank’s Residential Loan Committee which currently consists of the Chief Executive Officer, the President, the Chief Financial Officer, the Senior Vice President Mortgage Lending and the Vice President of Lending. Residential loans in excess of $417,000 must be approved by the board of directors. Commercial real estate secured loans and lines of credit and commercial business loans up to $1.0 million must be approved by the President or the Chief Executive Officer, up to $2.0 million by both the President and the Chief Executive Officer, up to $3.0 million by the Commercial Loan Committee and in excess of

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$3.0 million by the Executive Loan Committee. In accordance with past practice, all loans are ratified by the board of directors.
     Historically, Home Federal Bank purchased loans from a mortgage originator secured by single-family housing primarily located in predominantly rural areas of Texas and to a lesser extent, Tennessee, Arkansas, Alabama, Louisiana and Mississippi. No such mortgage loans were purchased during fiscal 2009 or fiscal 2010. The loans were generally secured by rural properties and the seller retained servicing rights. Although the loans were originated with fixed-rates, Home Federal Bank receives an adjustable rate of interest equal to the Federal Housing Finance Board rate, with rate floors and ceilings of approximately 5.0% and 8.0%, respectively. Under the terms of the loan agreements, the seller must repurchase any loan that becomes more than 90 days delinquent. At June 30, 2010, the Bank had approximately $8.8 million of such loans in portfolio with an average age of approximately seven years.
     In recent periods, Home Federal Bank has originated and sold substantially all of its fixed-rate conforming residential mortgages to correspondent banks. For the year ended June 30, 2010, the Bank originated $113.8 million of one- to four-family residential loans and sold $71.6 million of such loans. Residential loan originations primarily consist of rural development, FHA and VA loans. Table 3 details loans originated, sold and repaid during the periods indicated.

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Table 3
Loans Originated, Sold and Repaid
As of June 30, 2010 and 2009
(Dollars in Thousands)

	Year Ended June 30,
	2010	2009
Loan originations:
One- to — four-family residential	$113,753	$32,160
Commercial — real estate secured (owner occupied and non-owner occupied)	8,645	8,217
Multi-family residential	7,780	—
Commercial business	12,877	2,770
Land	7,651	3,502
Construction	11,569	339
Consumer	6,488	3,702

Total loan originations	168,673	50,690
Loans purchased	—	—

Total loan originations and loans purchased	168,673	50,690

Loans sold	(71,554)	(16,157)
Loan principal payments	(50,844)	(15,609)

Total loans sold and principal repayments	(122,398)	(31,766)
(Increase) decrease due to other items, net (1)	(167)	(239)

Net increase (decrease) in loan portfolio	$46,108	$18,685

(1)	Other items consist of deferred loan fees, the allowance for loan losses and loans held for sale at year end.
Source: Home Federal Bancorp; Prospectus
     Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, the Bank concentrates its lending activity in its primary market area in Caddo Parish, Louisiana and the surrounding area. Subject to the Bank’s loans-to-one borrower limitation, Home Federal Bank is permitted to invest without limitation in residential mortgage loans and up to 400% of capital in loans secured by non-residential or commercial real estate. The Bank also may invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement

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loans secured by residential real property. In addition, Home Federal Bank may invest up to 10% of total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At June 30, 2010, the Bank was within each of the above lending limits.
     During fiscal 2010 and 2009, the Bank sold $71.6 million and $16.2 million of loans, respectively. The Bank recognized gain on sale of loans of $644,000 during fiscal 2010 and $1,567 during fiscal 2009. Loans were sold during these periods primarily to other financial institutions. Such loans were sold against forward sales commitments with servicing released and without recourse after a certain amount of time, typically 90 days. The loans sold primarily consisted of long-term, fixed rate residential real estate loans. These loans were originated during a period of historically low interest rates and were sold to reduce interest rate risk. The Bank will continue to sell loans in the future to the extent it believes the interest rate environment is unfavorable and interest rate risk is unacceptable.
     One- to Four-Family Residential Real Estate Loans. The Company’s primary lending activity is the origination of loans secured by single-family residences. At June 30, 2010, $36.3 million, or 38.7%, of the total loan portfolio, before net items, consisted of one- to four-family residential loans.
     The loan-to-value ratio, maturity and other provisions of the loans made by the Bank generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by the Bank. The current lending policy on one- to four-family residential loans generally limits the maximum loan-to-value ratio to 90% or less of the appraised value of the property although the Bank will lend up to a 100% loan-to-value ratio with

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private mortgage insurance. These loans are amortized on a monthly basis with principal and interest due each month, with terms not in excess of 30 years and generally include “due-on-sale” clauses.
     At June 30, 2010, $27.4 million, or 75.4%, of the one- to four-family residential mortgage loans were fixed-rate loans. Fixed-rate loans generally have maturities ranging from 15 to 30 years and are fully amortizing with monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. Fixed-rate loans generally are originated under terms, conditions and documentation, which permit them to be sold to U.S. Government-sponsored agencies, such as the Federal Home Loan Mortgage Corporation, and other investors in the secondary mortgage market. Consistent with the Bank’s asset/liability management, the Bank has sold a significant portion of its long-term, fixed rate loans over the past two years.
     Although the Bank offers adjustable rate loans, substantially all of the single-family loan originations over the last few years have consisted of fixed-rate loans due to the low interest rate environment. The adjustable-rate loans held in portfolio typically have interest rates, which adjust on an annual basis. These loans generally have an annual cap of 2% on any increase or decrease and a cap of 6% above or below the initial rate over the life of the loan. Such loans are underwritten based on the initial rate plus 2%.
     Commercial and Multi-Family Residential Loans — General. In February 2009, the Bank hired three commercial loan officers, including the current President, Mr. Barlow, with over 12 years of commercial banking experience, particularly in the local Shreveport market. In addition, the Bank has engaged a third party to review loans, policies, and procedures as related to the introduction of the commercial lending activity. The scope of the services to be provided includes credit-underwriting, adherence to loan policies as well as regulatory policies, and

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recommendations regarding reserve allocations. Although commercial loans are generally considered to have greater credit risk than other certain types of loans, management expects to mitigate such risk by originating such loans in its market area to known borrowers.
     Commercial Real Estate Loans. As of June 30, 2010, Home Federal Bank had outstanding $15.4 million of loans secured by commercial real estate. It is the current policy of Home Federal Bank to lend in a first lien position on real property occupied as a commercial business property. Home Federal Bank offers fixed and variable rate mortgage loans. Home Federal Bank’s commercial real estate loans are limited to a maximum of 85% of the appraised value and have terms up to 15 years, however, the terms are generally no more than 5 years with amortization periods of 20 years or less. It is the Bank’s policy that commercial real estate secured lines of credit are limited to a maximum of 85% of the appraised value of the property and shall not exceed 3 to 5 year amortizations.
     Multi-Family Residential Loans. At June 30, 2010, the Bank had outstanding approximately $9.1 million of multi-family residential loans. The multi-family residential loan portfolio includes income-producing properties of 50 or more units and low-income housing developments. The Bank obtains personal guarantees on all properties other than those of the public housing authority for which they are not permitted.

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     Commercial Business Loans. In conjunction with the introduction of loans and lines of credit secured by commercial real estate, the Bank initiated non-real estate secured commercial lending. At June 30, 2010, Home Federal Bank had outstanding approximately $9.5 million of non-real estate secured commercial loans. The business lending products offered include lines of credit, inventory financing and equipment loans. Commercial business loans and lines of credit carry more credit risk than other types of commercial loans. The Bank attempts to limit such risk by making loans predominantly to small- and mid-sized businesses located within its market area and having the loans personally guaranteed by the principals involved. The Bank has established underwriting standards in regard to business loans, which set forth the criteria for sources of repayment, borrower’s capacity to repay, specific financial and collateral margins and financial enhancements such as guarantees. Generally, the primary source of repayment is cash flow from the business and the financial strength of the borrower.
     Land Loans. As of June 30, 2010, land loans were $8.4 million, or 9.0% of the total loan portfolio. Land loans include land which has been acquired for the purpose of development and unimproved land. The Company’s loan policy provides for loan-to-value ratios of 50% for unimproved land loans. Land loans are originated with fixed rates and terms up to five years with longer amortizations. Although land loans generally are considered to have greater credit risk than certain other types of loans, the Company expects to mitigate such risk by requiring personal guarantees and identifying other secondary source of repayment for the land loan other than the sale of the collateral. It is the Company’s practice to only originate a limited amount of loans for speculative development to borrowers with whom the Company’s lenders have a prior relationship.
     Construction Loans. At June 30, 2010, the Bank had outstanding approximately $7.8 million of construction loans which included loans for the construction of residential and commercial property. Residential construction loans typically have terms of 6 to eleven months with a takeout letter from Home Federal for the permanent mortgage. Commercial construction loans include owner occupied commercial properties, pre-sold property and speculative office property. As of June 30, 2010, the Company held $3.4 million of speculative construction loans, $2.3 million of which related to speculative office condominium projects, which are limited to eight units at any one time.
     Home Equity and Second Mortgage Loans. At June 30, 2010, Home Federal Bank held $3.0 million of home equity and second mortgage loans compared to $4.9 million of home equity and second mortgage loans at June 30, 2009. These loans are secured by the underlying equity in the borrower’s residence. The Bank does not require that it hold the first mortgage on the properties that secure the second mortgage loans. The amount of second mortgage loans generally cannot exceed a loan-to-value ratio of 90% after taking into consideration the first mortgage loan. These loans are typically three-to-five year balloon loans with fixed rates and terms that will not exceed 10 years and contain an on-demand clause that allows the Bank to call the loan in at any time.

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     Equity Lines of Credit. The Bank offers lines of credit secured by a borrower’s equity in real estate, which loans amounted to $4.1 million, or 4.3% of the total loan portfolio, at June 30, 2010. The rates and terms of such lines of credit depend on the history and income of the borrower, purpose of the loan and collateral. Lines of credit will not exceed 90% of the value of the equity in the collateral.
     Non-real Estate Loans — General. Home Federal Bank is authorized to make loans for a wide variety of personal or consumer purposes. The Bank originates consumer loans in order to accommodate bank customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. The consumer loans offered consist of loans secured by deposit accounts with the Bank, automobile loans and other unsecured loans.
     Non-real estate loans generally have shorter terms and higher interest rates than residential mortgage loans, and generally entail greater credit risk than residential mortgage loans, particularly those loans secured by assets that depreciate rapidly, such as automobiles, boats and recreational vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In particular, amounts realizable on the sale of repossessed automobiles may be significantly reduced based upon the condition of the automobiles and the fluctuating demand for used automobiles.
     Home Federal Bank offers loans secured by deposit accounts held with the Bank, which loans amounted to $285,000, or 0.30% of the total loan portfolio, at June 30, 2010. Such loans are originated for up to 100% of the account balance, with a hold placed on the account restricting

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the withdrawal of the account balance. The interest rate on the loan is equal to the interest rate paid on the account plus 2%. These loans typically are payable on demand with a maturity date of one year.
Investment Portfolio
     The Company has authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings institutions, certain bankers’ acceptances and federal funds. The Board of Directors establishes the investment strategy.
     The Company’s investment policy is designed to foster earnings and manage cash flows within prudent interest rate risk and credit risk guidelines. Generally, the investment policy is to invest funds in various categories of securities and maturities based upon liquidity needs, asset/liability management and diversification policies, pledging requirements, investment quality, marketability and performance objectives.
     Exhibit II-4 and Table 4 present a summary of the Company’s investment portfolio at the dates indicated.

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Table 4
Securities Portfolio
As of June 30, 2010 and 2009
(Dollars in Thousands)

	June 30,
	2010		2009
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(in thousands)
Securities held-to-maturity
FHLB stock	$1,840	$1,840	$1,806	$1,806
Mortgage-backed securities	298	323	378	389

Total securities held-to-maturity	2,138	2,163	2,184	2,195

Securities available-for-sale
Debt securities
Corporate securities	1,538	1,559	2,415	1,727
Mortgage-backed securities	58,974	62,129	89,567	90,920

Total securities available-for-sale	60,512	63,688	91,982	92,647

Total investment securities	$62,650	$65,851	$94,166	$94,842

Source: Home Federal Bancorp, preliminary prospectus.
     All of the Company’s securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Prior to investing, consideration is given to the interest rate, tax considerations, market volatility, yield, settlement date and maturity of the security, the Company’s liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on credit and interest rate risk and risk-based capital is also considered.
     Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires that securities be categorized as “held to maturity,” “trading securities” or “available-for-sale,” based on management’s intent as to the ultimate disposition of each security. Statement No. 115 allows debt securities to be classified as “held to maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might

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be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held to maturity.”
     The Bank does not currently use or maintain a trading account. Securities not classified as “held to maturity” are classified as “available-for-sale.” These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.
     The Bank does not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments, however, they may in the future utilize such instruments if it is believed it would be beneficial for managing interest rate risk. In addition, the Bank does not purchase securities, which are not rated investment grade.
     Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multifamily mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.
     Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, is passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

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     The Company’s mortgage-backed securities consist of Ginnie Mae securities, Freddie Mac securities and Fannie Mae securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development, which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.
     Mortgage-backed securities generally yield less than the loans, which underlie such securities because of their payment guarantees, or credit enhancements, which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations.
     Table 5 sets forth the amount of investment securities that contractually mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 2010. The amounts reflect the fair value of the securities at June 30, 2010.

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Table 5
Securities Portfolio by Contractual Maturity
As of June 30, 2010
(Dollars in Thousands)

	Amounts at June 30, 2010 Which Mature in
			Over One		Over Five
	One	Weighted	Year	Weighted	Year	Weighted	Over	Weighted
	Year	Average	Through	Average	Through	Average	Ten	Average
	or Less	Yield	Five Years	Yield	Ten Years	Yield	Years	Yield
Bonds and other debt securities:
Mortgage-backed securities	$8	6.08%	$5	6.41%	$866	3.52%	$61,573	4.95%
Equity securities (1):
ARM Fund	0	0	0	0	0	0	1,559	3.47
FHLB stock	0	0	0	0	0	0	1,840	0.37

Totals	$8	6.08%	$5	6.41%	$866	3.52%	$64,972	4.78%

(1)	None of the listes securities has a stated maturity.
Source: Home Federal Bancorp, preliminary prospectus.
Liability Composition
     Deposits are the Company’s major external source of funds for lending and other investment purposes. Exhibit II-5 and Table 6 present a summary of the Company’s deposit composition as of June 30, 2010 and 2009. Total deposits amounted to $117.7 million or 63.6% of total assets and 77.6% of total liabilities at June 30, 2010. Table 7 shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.
     The Company primarily attracts deposits from residents of Louisiana and particularly from Caddo Parish and to a lesser extent from Bossier Parish. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. The Company has not solicited deposits from outside Louisiana or paid fees to brokers to solicit funds for deposit. With the introduction of commercial lending in fiscal 2009, the Company commenced a policy of requiring commercial loan customers to have a deposit account relationship with the Bank. This policy resulted in a significant increase in NOW accounts in fiscal 2010.

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     The Company establishes interest rates paid, maturity terms, service fees and withdrawal penalties on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal regulations. The Company attempts to control the flow of deposits by pricing accounts to remain generally competitive with other financial institutions in the market area. The Company operates two automated teller machines in its two branch offices.
Table 6
Deposit Portfolio
As of June 30, 2010 and 2009
‘(Dollars in Thousands)

	June 30,
	2010		2009
	Amount	%	Amount	%
Certificate accounts:
0.00% - 0.99%	$12	0.01	$134	0.16
1.00% - 1.99%	30,309	25.75	11,970	13.90
2.00% - 2.99%	16,734	14.21	13,030	15.13
3.00% - 3.99%	17,497	14.86	21,405	24.85
4.00% - 4.99%	7,865	6.68	12,990	15.08
5.00% - 5.99%	1,473	1.25	3,272	3.80

Total certificate accounts	73,890	62.77	62,801	72.90

Transaction accounts:
Savings	5,266	4.47	6,056	7.03
NOW	18,130	15.40	8,537	9.91
Money market	20,436	17.36	8,752	10.16

Total transaction accounts	43,832	37.23	23,345	27.10

Total deposits	$117,722	100.00	$86,146	100.00

Source: Home Federal Bancorp, preliminary prospectus.

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Table 7
Average Deposits and Yields
For the Years Ended June 30, 2010 and 2009

	Year Ended June 30,
	2010			2009
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate Paid	Balance	Expense	Rate Paid
Savings	$5,588	$23	0.41%	$5,653	$26	0.46%
NOW	11,523	22	0.19	7,896	21	0.27
Money Market	14,377	183	1.27	4,268	38	0.89
Certificates of deposit	67,981	2,010	2.96	61,780	2,378	3.85

Total deposits	$99,469	$2,238	2.25%	$79,597	$2,463	3.09%

Source: Home Federal Bancorp, preliminary prospectus.
     A large percentage of the Company’s deposits are in certificates of deposit, which totaled $73.9 million or 62.8% of total deposits at June 30, 2010, although this is down from 72.9% at June 30, 2009 as the Company expands its deposit base with an emphasis on core deposits. The inflow of certificates of deposit and the retention of such deposits upon maturity are significantly influenced by general interest rates and money market conditions, making certificates of deposit traditionally a more volatile source of funding than core deposits. Liquidity could be reduced if a significant amount of certificates of deposit maturing within a short period of time were not renewed. To the extent that such deposits do not remain with the Company, they may need to be replaced with borrowings, which could increase the cost of funds and negatively impact the interest rate spread and financial condition. At June 30, 2010, $24.1 million, or 32.7%, of total certificates of deposit were “jumbo” certificates of $100,000 or more.
     To supplement deposits as a source of funds for lending or investment, the Company may funds in the form of advances from the Federal Home Loan Bank Dallas upon the security of the common stock owned in that bank and certain of the Company’s residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to

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creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.
     As of June 30, 2010, the Company was permitted to borrow up to an aggregate total of $92.6 million from the Federal Home Loan Bank of Dallas. Federal Home Loan Bank advances totaled $31.5 million and $36.0 million outstanding at June 30, 2010 and 2009, respectively.
     Table 8 sets forth certain information regarding FHLB borrowings at the end of and during the period indicated.
Table 8
Borrowings
At or for the Year Ended June 30, 2010 and 2009
(Dollars in Thousands)

	At or for the Year
	Ended June 30,
	2010	2009
FHLB Advances:
Average balance outstanding	$35,529	$35,853
Maximum amount outstanding at any month-end during the period	42,542	41,134
Balance outstanding at end of period	31,507	35,997
Average interest rate during the period	3.43%	3.84%
Weighted average interest rate at the end of the period	3.47%	3.81%
Source: Home Federal Bancorp, preliminary prospectus.
     At June 30, 2010, $9.6 million of the outstanding borrowings were short-term (maturities of one year or less). Such short-term borrowings had a weighted average interest rate of 3.45% at June 30, 2010.

Feldman Financial Advisors, Inc.
Equity Capital
     Federally insured savings institutions are required to maintain minimum levels of regulatory capital. Current Office of Thrift Supervision capital standards require savings institutions to satisfy a tangible capital requirement, a leverage capital requirement and a risk-based capital requirement. The tangible capital must equal at least 1.5% of adjusted total assets. Leverage capital, also known as “core” capital, must equal at least 3.0% of adjusted total assets for the most highly rated savings associations. An additional cushion of at least 100 basis points is required for all other savings associations, which effectively increases their minimum Tier 1 leverage ratio to 4.0% or more. Under the Office of Thrift Supervision’s regulation, the most highly-rated banks are those that the Office of Thrift Supervision determines are strong associations that are not anticipating or experiencing significant growth and have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. Under the risk-based capital requested, “total” capital (a combination of core and “supplementary” capital) must equal at least 8.0% of “risk-weighted” assets.
     The Company had equity capital of $33.4 million or 18.02% of total assets as of June 30, 2010. The Company currently pays a quarterly dividend equal to $0.06 per share.
     At June 30, 2010, the Bank exceeded all regulatory capital requirements and is “well capitalized” by regulatory standards. At June 30, 2010, Home Federal Bank exceeded each of its capital requirements with ratios of 16.47%, 16.47% and 33.67%, respectively.

Feldman Financial Advisors, Inc.
Income and Expense Trends
     Table 9 displays the main components of the Company’s earnings performance over the years ended June 30, 2006 to 20010. Table 10 sets forth certain average balance and yield information relating to the Company at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the daily average balance of assets or liabilities, respectively, for the periods presented. Table 11 reflects the sensitivity of the Company’s interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated.
Table 9
Summary Income Statement Data
For the Years Ended June 30, 2006 to 2010
(Dollars in Thousands)

	As of or For the Year Ended June 30,
	2010	2009	2008		2007	2006
Total interest income	$9,169	$7,596		$7,004	$6,590	$5,664
Total interest expense	3,458	3,838		3,968	3,448	2,433

Net interest income	5,711	3,758		3,036	3,142	3,231
Provision for loan losses	36	240		0	1	0

Net interest income after provision for loan losses	5,675	3,518		3,036	3,141	3,231
Total non-interest income	864	363		198	240	145
Total non-interest expense	5,196	3,113		3,359	2,417	2,415

Income before income taxes	1,343	768		-125	964	961
Income taxes	673	253		-43	327	327

Net income	$670	$515	-$	82	$637	$634

Source: Home Federal Bancorp, preliminary prospectus.

Feldman Financial Advisors, Inc.
Table 10
Average Balances and Yields
For the Years Ended June 30, 2010 and 2009
Dollars in Thousands

		Year Ended June 30,
		2010			2009
	Yield/Rate	Average		Average	Average		Average
	at June 30, 2010	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Interest-earning assets:
Investment securities	4.78%	$78,880	$3,942	5.00%	$107,683	$5,333	4.95%
Loans receivable	5.70	77,879	5,218	6.70	32,630	2,238	6.86
Interest-earning deposits	0.07	7,163	9	0.13	5,578	25	0.45

Total interest-earning assets	5.20%	163,922	9,169	5.59%	145,891	7,596	5.21%

Non-interest-earning assets		4,787			2,730

Total assets		$168,709			$148,621

Interest-bearing liabilities:
Savings accounts	0.42%	$5,588	23	0.41%	$5,653	26	0.46%
NOW accounts	0.12	11,523	22	0.19	7,896	21	0.27
Money market accouts	1.19	14,377	183	1.27	4,268	38	0.89
Certificate accounts	2.66	67,981	2,010	2.96	61,780	2,378	3.85

Total deposits	1.90	$99,469	2,238	2.25	$79,597	2,463	3.09
FHLB advances	3.47	35,529	1,219	3.43	35,853	1,375	3.84

Total interest-bearing liabilities	2.23%	134,998	$3,457	2.56%	115,450	$3,838	3.32%

Non-interest-earning liabilities		1,696			2,927

Total liabilities		136,694			118,377
Total stockholders’ equity		32,015			30,244

Total liabilities and equity		$168,709			$148,621

Net interest-earning assets		$28,924			$30,441

Net interest income; average interest rate spread			$5,712	3.03%		$3,758	1.89%

Net interest margin				3.48%			2.58%

Average interest-earning assets to average interest-bearing liabilities				121.43%			126.37%

Source: Home Fedderal Bancorp, Preliminary Prospectus

Feldman Financial Advisors, Inc.
     Table 11 describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Home Federal Bancorp’s interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (change in volume multiplied by prior year rate), (2) changes in rate (change in rate multiplied by current year volume), and (3) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.
Table 11
Rate/Volume Analysis

	Year Ended June 30,
	2010 vs 2009			2009 vs 2008
	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
Interest income:
Investment securities	$39	$(1,427)	$(1,388)	$(98)	$651	$553
Loans receivable, net	(126)	3,103	2,977	(118)	284	166
Interest-earning deposits	(23)	7	(16)	(104)	(23)	(127)

Total interest-earning assets	(110)	1,683	1,573	(320)	912	592

Interest expense:
Savings accouts	(3)	(1)	(4)	(1)	5	4
NOW accounts	(9)	10	1	3	2	5
Money market accounts	55	90	145	21	5	26
Certificate accounts	(605)	239	(366)	(508)	(99)	(607)

Total deposits	(562)	338	(224)	(485)	(87)	(572)
FHLB advances	(145)	(12)	(157)	(249)	691	442

Total interest-bearing liabilities	(707)	326	(381)	(734)	604	(130)
(decrease) Increase in net interest income	$597	$1,357	$1,954	$414	$308	$722

Source: Home Federal Bancorp, preliminary prospectus.
     As noted in the previous tables, the Company’s nominal earnings have been improving over the past few years. Earnings have been positively impacted by an increasing net interest spread and margin as the Company has expanded the loan portfolio. The Company’s net interest spread has improved from 1.89% for the year ended June 30, 2009 to 3.03% for the year ended June 30, 2010.

Feldman Financial Advisors, Inc.
Comparison of Operating Results for the Years Ended June 30, 2010 and 2009
     Net Income. Net income amounted to $670,000 for the year ended June 30, 2010, reflecting a change of $155,000 compared to net income of $515,000 for the year ended June 30, 2009. This change was due to an increase of $501,000 in non-interest income and a $2.2 million increase in net interest income after provision for loan losses, offset by an increase of $2.1 million in non-interest expense and an increase of $420,000 in the provision for income taxes.
     Net Interest Income. Net interest income amounted to $5.7 million for fiscal year 2010, an increase of $1.9 million compared to $3.8 million for fiscal year 2009. The increase was due primarily to an increase of $1.6 million in total interest income, and a $380,000 decrease in interest expense.
     The average interest rate spread increased from 1.89% for fiscal 2009 to 3.03% for fiscal 2010 while the average balance of net interest-earning assets decreased from $30.4 million to $28.9 million during the same periods. The percentage of average interest-earning assets to average interest-bearing liabilities decreased to 121.4% for fiscal 2010 compared to 126.4% for fiscal 2009. The increase in the average interest rate spread reflects the lower interest rates paid on interest bearing liabilities and management’s decision to invest temporarily in lower rate securities available for sale rather than long-term, fixed rate residential mortgage loans. Additionally, Home Federal Bancorp’s average cost of funds decreased 76 basis points in fiscal 2010 compared to fiscal 2009 as the Federal Reserve was reducing short-term rates. Lower certificate of deposit interest rates in the market area led the Bank to decrease the average rates paid on certificates of deposit 89 basis points in fiscal 2010 compared to fiscal 2009. Net interest margin increased to 3.4% in fiscal 2010 compared to 2.58% for fiscal 2009.

Feldman Financial Advisors, Inc.
     Interest income increased $1.6 million, or 21.1%, to $9.2 million for fiscal 2010 compared to $7.6 million for fiscal 2009. Such increase was primarily due to an increase in the average balance of total interest earning assets as well as an increase in the average yield. The increase in average yields on interest earning assets reflects an increase in higher yielding loans during fiscal 2010. The decrease in the average balance of investment securities was due to security sales and normal principal payments while no purchase of new securities were made. The increase in the average balance of loans receivable was primarily due to new loans originated by the new commercial lending activities.
     Interest expense decreased $380,000, or 9.9%, to $3.5 million for fiscal 2010 compared to fiscal 2009 primarily as a result of decreases in the average rates paid on interest-bearing liabilities, partially offset by increases in the average balance of interest-bearing deposits.
     Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to have occurred in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
     The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral and prevailing economic conditions. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

Feldman Financial Advisors, Inc.
     A loan is considered impaired when, based on current information or events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. When a loan is impaired, the measurement of such impairment is based upon the fair value of the collateral of the loan. If the fair value of the collateral is less than the recorded investment in the loan, the Bank will recognize the impairment by creating a valuation allowance with a corresponding charge against earnings.
     An allowance is also established for uncollectible interest on loans classified as substandard. Substandard loans are those loans, which are in excess of ninety days delinquent. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received. When, in management’s judgment, the borrower’s ability to make interest and principal payments is back to normal, the loan is returned to accrual status.
     A provision of $240,000 was made to the allowance in the last quarter of fiscal 2009, primarily in response to the increase in commercial lending during the period. A provision of $36,000 was made to the allowance in the last quarter of fiscal 2010, also in response to the bank’s increase in commercial lending during this period. The Bank held two residential mortgage loan at June 30, 2010 classified as substandard compared to one at June 30, 2009.
     Non-Interest Income. Non-interest income amounted to $864,000 for the year ended June 30, 2010, an increase of $501,000, or 138.0%, compared to non-interest income of $363,000 for the year ended June 30, 2009. Such increase was primarily due to a $471,000 increase in gain on sale of securities, and a $642,000 increase in gain on sale of loans, partially offset by an impairment charge on investment securities of $627,000.

Feldman Financial Advisors, Inc.
     Non-Interest Expense. Non-interest expense increased $2.1 million, or 67.7%, in fiscal 2010, largely due to increases in compensation and benefits of $1.6 million, legal and examination fees of $124,000, occupancy expenses of $176,000 and miscellaneous non-interest expenses of $295,000. The increase in compensation and benefits expense was primarily attributable to the hiring of new loan officers, additional personnel and operating costs associated with the new and expanding commercial loan activities. Non-interest expense also increased as a result of increases in advertising expense, and other general overhead expenses, including printing and office supplies expense. Occupancy expense increased primarily due to the Company’s new agency office, which opened in July 2009.
     Provision for Income Tax Expense. The provision for income taxes amounted to $673,000 and $253,000 for the fiscal years ended June 30, 2010 and 2009, respectively. The Company’s effective tax rate was 50.11% for fiscal 2010 and 32.75% for fiscal 2009. The effective tax rate for fiscal 2010 was above the maximum 34% corporation tax rate because no future deferred tax benefit on investment losses could be recognized.

Feldman Financial Advisors, Inc.
Interest Rate Risk Management
     Because the majority of the Company’s assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for the Company is interest rate risk, or changes in interest rates.
     The Company’s ability to maintain net interest income depends upon its ability to earn a higher yield on interest-earning assets than the rates paid on deposits and borrowings. The Company’s interest-earning assets consist primarily of securities available-for-sale and long-term residential and commercial mortgage loans, which have fixed rates of interest. Consequently, the ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise.
     Although long-term, fixed-rate mortgage loans made up a significant portion of interest-earning assets at June 30, 2010, the Company sold a substantial amount of loans originated for sale and maintained a significant portfolio of securities available-for-sale during the past few years in order to better position Home Federal Bancorp for a rising rate environment. At June 30, 2010 and 2009, securities available-for-sale amounted to $63.7million and $92.6 million, respectively, or 34.4% and 59.9%, respectively, of total assets at such dates. Although this asset/liability management strategy has adversely impacted short-term net income, it provides the Company with greater flexibility to reinvest such assets in higher-yielding single-family, consumer and commercial business loans in a rising interest rate environment.
     The Office of Thrift Supervision (“OTS”) provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the Office of Thrift Supervision, which show the impact of changing

Feldman Financial Advisors, Inc.
interest rates on net portfolio value. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts.
     Interest rate sensitivity is monitored by management through the use of a model, which internally generates estimates of the change in net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth the NPV as of June 30, 2010.
     As shown in Table 12, a rising interest rate scenario of 100 basis points would have a negative effect on the Company’s NPV. Under this scenario, NPV would decrease by $1.9 million or by 5.01% with a resulting NPV ratio of 19.09% of assets. In the event of a 200 basis point increase in interest rates, NPV would experience a 12.25% decrease with a resulting NPV ratio of 18.11%. A downward movement in market rates by 50 basis points would result in a minimal positive impact on NPV of 0.03% as the Company’s NPV ratio measures 19.69% under this declining rate scenario.
Table 12
Interest Rate Risk Analysis
Net Portfolio Value

				NPV as % of
Change in Rates	Net Portfolio Value			PV of Assets
(bp)	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in Thousands)
300	$30,323	$(7,943)	(20.76)%	16.84%	(2.82)%
200	33,578	(4,688)	(12.25)	18.11	(1.55)
100	36,349	(1,917)	(5.01)	19.09	(0.57)
Static	38,266	—	—	19.66	—
(50)	38,636	370	0.97	19.69	0.03
(100)	38,661	396	1.03	19.60	(0.05)
Source: Home Federal Bancorp, preliminary prospectus.

Feldman Financial Advisors, Inc.
     The ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed the cost of funds. If interest rates increase, however, the Company would have to pay more on deposits and new borrowings, which would adversely affect the interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, the Company has underwritten mortgage loans to allow for their sale in the secondary market.
     Total loan originations amounted to $168.7 million for fiscal 2010 and $50.7 million for fiscal 2009, while loans sold amounted to $71.6 million and $16.2 million during the same respective periods. More significantly, the Company has invested excess funds from loan payments and prepayments and loan sales in investment securities classified as available-for-sale. As a result, Home Federal Bancorp is not as susceptible to rising interest rates as it would be if its interest-earning assets were primarily comprised of long-term fixed rate mortgage loans. With respect to its floating or adjustable rate loans, Home Federal Bancorp writes interest rate floors and caps into such loan documents. Interest rate floors limit interest rate risk by limiting potential decreases in the interest yield on an adjustable rate loan to a certain level. As a result, the Company receives a minimum yield even if rates decline farther and the interest rate on the particular loan would otherwise adjust to a lower amount. Conversely, interest rate ceilings limit the amount by which the yield on an adjustable rate loan may increase to no more than six percentage points over the rate at the time of origination. Finally, the Company intends to place a greater emphasis on shorter-term consumer loans and commercial business loans in the future.

Feldman Financial Advisors, Inc.
Asset Quality
     Table 13 provides information regarding the Company’s non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due and real estate owned). Tables 14 and 15 detail the Company’s allowance for loan loss reserves and the allocation of the reserve among loan types for the periods ending June 30, 2010 and 2009.
     At June 30, 2010, the allowance for loan losses totaled $489,000, non-performing loans (“NPLs”) totaled $360,000 million, and the ratio of allowance for loan losses to non-performing loans outstanding was 135.83%. The Company’s overall asset quality has remained excellent over the recent years. As of June 30, 2010, NPLs measured 0.39% of total loans and 0.19% of total assets.
     Loans are placed on non-accrual status when management believes the probability of collection of interest is doubtful. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. The Company generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest unless the credit is well secured and believes it will fully collect.
     Real estate and other assets acquired as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. The Company did not have any real estate owned at June 30, 2010 or 2009.

Feldman Financial Advisors, Inc.
Table 13
Non-performing Asset Summary
As of June 30, 2010 and 2009
(Dollars in Thousands)

	June 30,
	2010	2009
Non-accruing loans:
One- to four-family residential	$15	$349
Commercial — real estate secured	—	—
Multi-family residential	—	—
Commercial business	—	—
Land	—	—
Construction	345	—
Consumer	—	—

Total non-accruing loans	$360	$349

Accruing loans more than 90 days of more past due:	—	—
Total non-performing loans	$360	$349

Real estate owned, net	—	—

Total non-performing assets	$360	$349

Total non-performing loans as a percent of loans, net	0.39%	0.74%
Total non-performing assets as a percent of total assets	0.19%	0.23%
Source: Home Federal Bancorp; preliminary prospectus.
     Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also must be established and

Feldman Financial Advisors, Inc.
maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution’s classifications and amounts reserved. At June 30, 2010, the Company held $227,000 of assets classified special mention and $563,000 classified as substandard. The classified assets are related to one mutual fund investment, three mortgage loans and one construction loan.
     At June 30, 2010, the allowance for loan losses amounted to $489,000. The allowance for loan losses is maintained at a level believed, to the best of the Company’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. The level of allowance for loan losses is based on a periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing conditions. The Company is primarily engaged in originating single-family residential loans. Management considers the deficiencies of all classified loans in determining the amount of allowance for loan losses required at each reporting date. Management analyzes the probability of the correction of the substandard loans’ weaknesses and the extent of any known or inherent losses that might be sustained on them.

Feldman Financial Advisors, Inc.
     During the fiscal year 2010, the Company recorded a provision for loan losses of $36,000 as compared to $240,000 recorded for the fiscal year 2009. The 2010 provision reflects an estimate to maintain the allowance for loan losses at a level to cover probable losses inherent in the loan portfolio.
     The increase in the provision for fiscal year 2010 reflects the increased risk associated with the commercial lending (both real estate secured and non-real estate secured), as well as for consideration of the downturn in the national economy. As noted previously, total non-performing assets increased by approximately $11,000 over the prior year.
     While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.
     Table 14 shows changes in the allowance for loan losses during the periods presented. The Company had $13,000 and $9,000 of loan charge-offs during fiscal 2010 and 2009, respectively.

Feldman Financial Advisors, Inc.
Table 14
Allowance for Loan Losses Summary
As of June 30, 2010 and 2009
(Dollars in Thousands)

	June 30,
	2010	2009
Total loans outstanding at end of period	$93,812	$47,537
Average loans outstanding	77,879	32,630

Allowance for loan losses, beginning of period	466	235
Provision for losses	36	240
Charge-offs	(13)	(9)

Allowance for loan losses, end of period	489	466

Allowance for loan losses as a percent of non-performing loans	135.83%	133.52%
Allowance for loan losses as a percent of loans outstanding	0.52%	0.98%
Source: Home Federal Bancorp; preliminary prospectus.
     Table 15 shows how the allowance for loan losses is allocated by type of loan at each of the dates indicated.
Table 15
Allocation of Allowance for Loan Losses
As of June 30, 2010 and 2009
(Dollars in Thousands)

	June 30,
	2010		2009
		Loan		Loan
		Category		Category
	Amount of	as a % of	Amount of	as a % of
	Allowance	Total Loans	Allowance	Total Loans
	(Dollars in thousands)

One- to four-family residential	$30	38.65%	$29	46.50%
Commercial real estate	95	16.44	91	17.24
Multi-family residential	70	9.68	67	10.27
Commercial business	140	19.08	133	13.15
Land	75		71
Construction	74	8.31	71	0.71
Home equity loans and lines of credit and other consumer	5	7.84	4	12.13

Total	$489	100.00%	$466	100.00%

Source: Home Federal Bancorp, preliminary prospectus.

Feldman Financial Advisors, Inc.
Market Area
     The Company is headquartered in Shreveport, Louisiana, and operates three retail banking offices in the city. Shreveport is the largest city in the Parish of Caddo and the third largest city in the state of Louisiana. Home Federal Bancorp’s primary market area for loans and deposits is in northwest Louisiana, particularly Caddo Parish and neighboring communities in Bossier Parish, which are located in the Shreveport-Bossier City metropolitan statistical area.
     Shreveport and Bossier City are located northern Louisiana on Interstate 20, approximately fifteen miles from the Texas state border and 185 miles east of Dallas, Texas. The primary market area has a diversified economy with employment in services, government, wholesale/retail trade constituting the basis of the local economy, with service jobs being the largest component. The majority of the services are health care related, as Shreveport has become a regional hub for health care. The casino gaming industry supports a significant number of the service jobs. The energy sector also has a prominent role in the regional economy, resulting from oil and gas exploration and drilling.
     The primary business of the Bank of attracting deposits and making loans is primarily conducted within its market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans.
     The Company operates in a market area with a high concentration of banking and financial institutions, and faces substantial competition in attracting deposits and in originating loans. A number of competitors are significantly larger institutions with greater financial and managerial resources and lending limits. The Company’s ability to compete successfully is a significant factor affecting growth potential and profitability.

Feldman Financial Advisors, Inc.
     Table 16 displays selected demographic data for the United States, the state of Louisiana, the parishes of Caddo and Bossier and the city of Shreveport. Table 17 details the fifteen largest public and private employers in the parishes of Caddo and Bossier. As detailed in 17, the local economy is primarily dependent upon three sectors: the military through Barksdale Air Force base, health care and gaming.
     Demographic data for the parishes of Caddo and the city of Shreveport generally trails the comparable demographic data for Louisiana, which is generally lower than the figures for the United States, while the data for the Bossier Parish is generally higher that data for the state of Louisiana, but still behind figures for the United States. The median household income for Caddo Parish was estimated at $35,649 and $34,157 for the city of Shreveport in 2010, slightly trailing the state median household income level of $37,623. In comparison, the median household income for Bossier Parish was $44,932 for 2010. The median household income for the U.S. was estimated at $54,442.
     Population trends for Caddo Parish and the city of Shreveport have been flat to declining over the past ten years and are projected to decline over the period from 2010 to 2015 while Bossier Parish has been expanding its population. For the period from 2000 to 2010, the population for Caddo Parish has increased 1.1% while the city of Shreveport has recognized a slight loss of population at a negative 1.7% while Bossier Parish reported growth of 15.5%. These rates compare to population growth of 0.9% for the state of Louisiana and 10.6% for the U.S. For the next five years, population growth is projected at a negative 0.1% and 0.9%, respectively for Caddo Parish and Shreveport compared to 5.7% growth for Bossier Parish, 3.7% for the state of Louisiana and 3.9% for the U.S.

Feldman Financial Advisors, Inc.
Table 16
Selected Demographic Data
United States, State of Louisiana, Caddo Parish, Bossier Parish, City of Shreveport

	United	State of	Caddo	Bossier	City of
	States	Louisiana	Parish	Parish	Shreveport

Total Population
2010 - Current	311,212,863	4,507,335	254,855	113,582	196,828
% Change 2000-10	10.6%	0.9%	1.1%	15.5%	-1.7%
% Change 2010-15	3.9%	3.7%	-0.1%	5.7%	-0.9%

Age Distribution, 2010
0 - 14 Age Group	20.1%	21.1%	20.5%	22.1%	20.8%
15 -34 Age Group	27.2%	27.9%	27.3%	27.4%	28.1%
35 -54 Age Group	28.0%	27.2%	26.2%	28.3%	25.7%
55+ Age Group	24.7%	23.8%	26.0%	22.3%	25.5%
Median Age (years)	37.0	35.8	36.8	35.4	35.9

Total Households
2010 - Current	116,761,140	1,697,816	100,611	43,657	78,587
% Change 2000-10	10.7%	2.5%	2.7%	19.2%	-0.1%
% Change 2010-15	3.9%	4.2%	0.3%	6.6%	-0.5%

Median Household Net Worth	$93,084	$43,512	$38,114	$63,037	$28,859

Average Household Income
2010 - Current	$70,173	$49,844	$49,550	$54,583	$47,589
% Change 2000-10	23.9%	11.2%	9.7%	14.2%	7.0%
% Change 2010-15	13.1%	2.0%	1.4%	2.1%	1.4%

Median Household Income
2010 - Current	$54,442	$37,623	$35,649	$44,932	$34,157
% Change 2000-10	29.1%	14.7%	12.9%	14.6%	11.8%
% Change 2010-15	12.4%	8.2%	10.1%	10.0%	9.5%

Per Capita Income
2010 - Current	$26,739	$19,150	$19,902	$21,234	$19,393
% Change 2000-10	23.9%	13.2%	11.6%	17.2%	9.2%
% Change 2010-15	13.1%	2.6%	2.0%	3.1%	2.0%

Unemployemnt Rate
June 2010	9.5%	8.3%	8.4%	6.3%	NA
December 2009	10.0%	7.2%	7.5%	6.0%	NA
December 2008	7.2%	5.6%	6.8%	5.4%	NA
Source: SNL Financial and ESRI.

Feldman Financial Advisors, Inc.
Table 17
Largest Employers in Caddo and Bossier Parishes

		Type of	Number of
Rank	Employer	Business	Employees	Parish

1	Barksdale Air Force Base	Military	9,018	Bossier
2	Caddo Parish School Board	School system	6,587	Caddo
3	LSU Health Sciences Center	Health Care	6,094	Caddo
4	Willis Knighton Health Systems	Health Care	5,490	Caddo
5	Bossier Parish School Board	School system	2,807	Bossier
6	City of Shreveport	Government	2,691	Caddo
7	Christus Schumpert Health System	Health Care	2,018	Caddo
8	Harrah’s Horshoe Casino & Hotel/Louisiana Downs	Gaming	2,000	Bossier
9	U.S. Support Company	Call Center	1,618	Caddo
10	Overton Brooks VA Medical Center	Health Care	1,533	Caddo
11	Eldorado Resort Casino	Gaming	1,400	Caddo
12	Sam’s Town Hotel and Casino	Gaming	1,265	Caddo
13	Libbey Glass, Inc.	Glassware	968	Caddo
14	Diamond Jacks Casino	Gaming	963	Bossier
15	Gorman Group/Tango Transport, Inc.	Transportation	925	Caddo
Source: North Louisiana Economic Partnership 2010

Feldman Financial Advisors, Inc.
     Tables 18 details the deposit market data for all commercial banks and thrift institutions with offices in the parish of Caddo. Based on deposit data as of June 30, 2010 and adjusted for any subsequent merger transactions, the Company ranked 9th among the financial institutions operating in the Parish of Caddo. As of such date, the Company had pro forma total deposits of $87.5 million in the Parish of Caddo, which reflected a 2.2% market share based on the parish’s total deposits of $4.1 billion. Three large regional commercial banks occupied the top three market share rankings of deposits in the Parish. Regions Financial Corporation, Capital One Financial Corporation, and JPMorgan Chase Corporation held market shares of 27.1%, 26.8% and 13.5% , respectively.
Table 18
Deposit Market Share for the Parish of Caddo
Data as of June 30, 20010 and 2009
(adjusted for pending and completed mergers)
Caddo, LA (Parish)

				2010			2009
Rank				Number of	Total	Market	Total	Market
2010	2009	Institution (ST)	Type	Branches	Deposits	Share	Deposits	Share

1	1	Regions Financial Corp. (AL)	Bank	10	1,103,949	27.07	1,054,888	29.48
2	2	Capital One Financial Corp. (VA)	Bank	15	1,092,055	26.78	932,622	26.06
3	3	JPMorgan Chase & Co. (NY)	Bank	12	550,003	13.49	581,803	16.26
4	4	BancorpSouth Inc. (MS)	Bank	6	479,929	11.77	309,068	8.64
5	5	IBERIABANK Corp. (LA)	Bank	2	130,931	3.21	108,403	3.03
6	6	C B & T Bancshares Inc. (LA)	Bank HC	4	108,464	2.66	90,903	2.54
7	9	Red River Bancshares Inc. (LA)	Bank HC	3	97,006	2.38	59,813	1.67
8	14	Business First Bancshares Inc. (LA)	Bank HC	1	89,746	2.20	41,939	1.17
9	8	Home Fedl Bncp Inc. LA (MHC) (LA)	Thrift	4	87,542	2.15	83,930	2.35
10	7	Community Trust Finl Corp. (LA)	Bank HC	3	76,661	1.88	84,115	2.35
11	12	Ouachita Bancshares Corp. (LA)	Bank HC	2	68,806	1.69	48,956	1.37
12	10	Mansfield Bancshares Inc. (LA)	Bank HC	4	54,792	1.34	56,556	1.58
13	11	Citizens National Bancshares (LA)	Bank	3	54,566	1.34	49,991	1.40
14	13	First Guaranty Bancshares Inc. (LA)	Bank	2	46,057	1.13	46,611	1.30
15	15	PSB Financial Corporation (LA)	Bank HC	1	24,488	0.60	21,518	0.60
16	16	Tri-State Bancshares Inc. (LA)	Bank HC	1	6,460	0.16	5,424	0.15
17	18	CB&T Holding Corp. (LA)	Bank HC	1	4,136	0.10	0	0.00
18	17	Progressive NB DeSoto Parish (LA)	Comm’l Ba	1	2,116	0.05	1,541	0.04
19	NA	Progressive Bancorp Inc. (LA)	Bank HC	1	0	0.00	NA	NA

		Total For Institutions In Market		72	4,077,707	100.00	3,578,081	100.00

Source: SNL Financial.

Feldman Financial Advisors, Inc.
Summary Outlook
     Home Federal Bancorp is a small, local thrift that has undergone a transformation in its operations over the past few years. Under the direction of a new President, the Company has added new lending personnel and has expanded its loan offerings. This expansion has constrained earnings due to the increased levels of non-interest expense despite strong improvement in the Company’s net interest spread and margin. Going forward, management projects increased profitability as the infrastructure is now in place as the Company continues to expand its loan portfolio.
     The Stock Offering will allow the Company to continue expand its product offering, increase the level of the Company’s loan portfolio and the size of loans originated, and improve the Company’s net interest margin.

Feldman Financial Advisors, Inc.
II.	COMPARISONS WITH PUBLICLY HELD THRIFTS
General Overview
     The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Company because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.
     The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings and second-stage offerings of thrifts are also examined to provide evidence of the “new issue discount” or “marketability” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

Feldman Financial Advisors, Inc.
Selection Criteria
     Selected market price and financial performance data for all public thrifts are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly held thrifts.
•	Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•	Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

Feldman Financial Advisors, Inc.
     In determining the Comparative Group composition, we focused on the Company’s corporate structure, asset size, profitability, and equity level. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion. Specifically, we applied the following selection criteria:
•	Publicly traded thrift – stock-form thrift whose shares are traded on a major stock exchange, listed on NASDAQ.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Ownership profile – fully-converted thrifts (excludes mutual holding companies).

•	Current financial data – publicly reported financial data available as of June 30, 2010.

•	Asset size – total assets of between $100 million and $500 million.

•	Equity level – equity to assets greater than 9.00% as of June 30, 2010.

•	Profitability – Positive earnings for the twelve month period ending June 30, 2010.
     As a result of applying the above criteria, the screening process produced a reliable representation of publicly traded thrifts with operations comparable to those of the Company. A general operating summary of the ten members selected for the Comparative Group is presented in Table 19.
     The companies in the Comparative Group were drawn from across United States with two located in the Southwest region (both in Louisiana), one from the Southeast (Tennessee), four located in the Mid-west (two in Indiana, one in Iowa and one in Ohio), two in the Mid- Atlantic (both in New York), and one in the Northeast (Rhode Island). The asset sizes of the selected companies range from $274.0 million at GS Financial Corp. to $499.2 million at Elmira

Feldman Financial Advisors, Inc.
Savings Bank, FSB. The median asset size of the Comparative Group was $393.0 million. All members of the Comparative Group are larger than the Company.
     While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group as a whole provides a meaningful basis of financial comparison for valuation purposes.
Table 19
Comparative Group Operating Summary
As of June 30, 2010

				Initial	Total	Equity/
			No. of	Conversion	Assets	Assets
Company	City	State	Offices	Date	($000s)	(%)
Home Federal Bancorp	Shreveport	LA	4	01/21/05	185,145	18.02

Elmira Savings Bank, FSB	Elmira	NY	10	03/01/85	499,244	11.26
First Advantage Bancorp	Clarksville	TN	5	11/30/07	345,089	19.72
First Capital, Inc.	Corydon	IN	13	01/04/99	457,973	10.45
GS Financial Corp.	Metairie	LA	6	04/01/97	273,951	10.36
Louisiana Bancorp, Inc.	Metairie	LA	3	07/10/07	327,743	20.51
LSB Financial Corp.	Lafayette	IN	5	02/03/95	378,580	9.11
Newport Bancorp, Inc.	Newport	RI	6	07/07/06	450,400	11.20
North Central Bancshares, Inc.	Fort Dodge	IA	11	03/21/96	452,130	10.76
Rome Bancorp, Inc.	Rome	NY	5	03/30/05	329,637	18.59
Wayne Savings Bancshares, Inc.	Wooster	OH	11	01/09/03	407,460	9.32
Source: Home Federal Bancorp; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Recent Financial Comparisons
     Table 20 summarizes certain key financial comparisons between the Company and the Comparative Group. Tables 21 through 25 contain the detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates. Financial data for the Company, the Comparative Group, and All Public Thrift aggregate were utilized as of or for the most recent available last twelve month (“LTM”) period ending June 30, 2010.
     The Company’s LTM return on average assets (“ROAA”) was 0.40%, reflecting a profitability measure below the Comparative Group median of 0.48% but above the All Public Thrift median of 0.22%. The Company’s comparatively lower earnings level was attributable primarily to its higher efficiency ratio. The Company’s LTM return on average equity at 2.08% also compared unfavorably to the Comparative Group median of 3.70% and similar to the All Public Thrift median of 2.05%. The Bank’s ROAE is hampered by the lower level of earnings exhibited by the Company and its much higher equity ratio.

Feldman Financial Advisors, Inc.
Table 20
Key Financial Comparisons
Home Federal Bancorp and the Comparative Group
As of or for the Last Twelve Months Ended June 30, 2010

		Comparative	All Public
	Home	Group	Thrift
	Federal	Median	Median
Profitability (%)
LTM Return on Average Assets	0.40	0.48	0.22
LTM Return on Average Equity	2.08	3.70	2.05
Core Return on Average Assets	0.33	0.40	0.32
Core Return on Average Equity	1.73	2.89	2.45

Income and Expense (% of avg. assets)
Total Interest Income	5.44	5.03	4.82
Total Interest Expense	2.05	1.80	1.74
Net Interest Income	3.39	2.81	3.10
Provision for Loan Losses	0.02	0.35	0.58
Other Operating Income	0.41	0.70	0.59
Net Gains and Nonrecurring Income	0.10	0.03	0.00
General and Administrative Expense	3.08	2.95	2.85
Intangibles Amortization Expense	—	—	—
Nonrecurring Expense	—	—	—
Pre-tax Core Earnings	0.70	0.63	0.44
Efficiency Ratio	79.03	68.77	79.03

Yield-Cost Data (%)
Yield on Interest-earning Assets	5.59	5.41	5.12
Cost of Interest-bearing Liabilities	2.56	2.21	2.00
Net Interest Spread	3.03	3.35	3.17
Net Interest Margin	3.48	3.49	3.30

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	89.44	94.11	92.72
Avg. Interest-bearing Liabilities	80.02	77.40	79.07
Avg. Net Interest-earning Assets	9.42	15.68	10.85

Source:	Home Federal Bancorp; SNL Financial; Feldman Financial

Feldman Financial Advisors, Inc.
Table 20 (continued)
Key Financial Comparisons
Home Federal Bancorp and the Comparative Group
As of or for the Last Twelve Months Ended June 30, 2010

		Comparative	All Public
	Home	Group	Thrift
	Federal	Median	Median
Balance Sheet Composition (% of total assets)
Cash and Securities	40.33	26.48	23.11
Loans Receivable, net	50.26	68.14	69.78
Real Estate	—	0.25	0.28
Intangible Assets	—	—	0.05
Other Assets	9.41	4.65	4.85
Total Deposits	63.58	72.25	73.39
Borrowed Funds	17.02	13.48	14.00
Other Liabilities	1.38	0.92	0.97
Total Equity	18.02	10.98	9.92

Loan Portfolio (% of total loans)
Residential Mortgage Loans	38.65	46.26	39.21
Other Real Estate Mortgage Loans	61.00	33.80	35.16
Non-mortgage Loans	0.35	22.36	25.64

Growth Rates (%)
Total Assets	19.63	0.56	1.54
Total Loans	120.75	(1.63)	1.34
Total Deposits	36.65	4.54	5.57

Regulatory Capital Ratios (%)
Tier 1 Leverage Ratio	16.47	9.47	8.99
Tier 1 Risk-based Capital	33.13	15.00	13.65
Total Risk-based Capital	33.67	16.18	14.55

Credit Risk Ratios (%)
Nonperforming Loans / Total Loans	0.38	3.73	3.41
Nonperforming Assets / Total Assets	0.19	3.55	2.77
Reserves / Total Loans	0.52	1.24	1.50
Reserves / Nonperforming Assets	135.53	56.02	39.62

Source:	Home Federal Bancorp; SNL Financial; Feldman Financial

Feldman Financial Advisors, Inc.
     The Company’s net interest income level of 3.39% relative to average assets exceeded the Comparative Group median of 2.81% and the All Public Thrift median of 3.10%. The Company’s higher level of net interest income production was attributable primarily to its higher concentration of non-residential real estate loans, which tend to have higher yields than residential mortgage loans. This is demonstrated by the fact that although the Company has a higher concentration of cash and securities as compared to the Comparative Group and the All Public Thrift Group, the Company has a higher yield on interest-earning assets as compared to the Comparative Group and the All Public Thrift Group. The Company’s net interest spread of 3.03% was lower than the Comparative Group and All Public Thrift medians of 3.35% and 3.17%, respectively.
     The Company’s earning asset yield measured 5.59% and exceeded the Comparative Group median of 5.41% and the All Public Thrift median of 5.12%. The Company has a higher asset yield despite having a larger concentration of cash and securities as a percentage of total assets and a lower level of net loans as a percentage of total assets as compared to the Comparative Group and the All Public Thrift Group.
     Cash and securities aggregated 40.3% of assets at the Company compared to 26.5% for the Comparative Group median and 23.1% for the All Public Thrift. The Company did not have any intangible assets as of June 30, 2010 while the Comparative Group reported a median intangible asset ratio of 0.00% as only three members of the Comparative Group reported any intangible assets as of June 30, 2010. The All Public Thrift Comparative Group reported a level of intangible assets equal to 0.05% of total assets. Other assets, excluding intangibles and foreclosed real estate, composed 9.4% of the Company’s assets versus the Comparative Group median of 4.7% and the All Public Thrift median of 4.9%.

Feldman Financial Advisors, Inc.
     The Company’s ratio of net loans to total assets measured 50.3% compared to the Comparative Group median of 68.1% and the All Public Thrift Median of 69.8%. The Company’s ratio of residential mortgages to total loans measured 38.7% as compared to medians of 46.3% for the Comparative Group and 39.2% for the All Public Thrift Group.
     The Company’s cost of interest-bearing liabilities at 2.56% was higher than the Comparative Group median cost of funds of 2.21% and the All Public Thrift median of 2.00%. The Company’s level of borrowed funds was slightly higher than the Comparative Group’s median debt utilization and the All Public Thrift median. Borrowings measured 17.0% of the Company’s assets compared to 13.5% for the Comparative Group median and 14.0% for the All Public Thrift median.
     The Company’s non-interest operating income totaled 0.41% of average assets, significantly trailing the Comparative Group and All Public Thrift medians of 0.70% and 0.59%, respectively.
     The Company’s provision for loan losses measured 0.02% of average assets as compared to the Comparative Group median of 0.35% and the All Public Thrift median of 0.58%. The Company’s non-performing asset ratio measured 0.19% of total assets versus the Comparative Group median of 3.55% and All Public Thrift median of 2.77%. The Company’s non-performing loan ratio as a percent of gross loans was 0.38% and was well below the corresponding Comparative Group median of 3.73% and the All Public Thrift median of 3.41%. While the Company maintained a lower level of loan loss reserves as a percentage of total loans at 0.52% versus the Comparative Group median of 1.24% and the All Public Thrift median of 1.50%, the Company’s ratio of loan loss allowances as a percentage on non-performing loans at

Feldman Financial Advisors, Inc.
135.5% significantly exceeded the medians for both the Comparative Group and the All Public Thrift Groups at 56.0% and 39.6%, respectively.
     The Company’s operating expense ratio was higher than the Comparative Group and All Public Thrift medians. The Company’s general and administrative expense ratio was 3.08% compared to the Comparative Group median of 2.95% and the All Public Thrift median of 2.85%. Following the Conversion, operating expenses are likely to increase as the Company will recognize additional employee compensation and benefits expenses resulting from the shares granted to employees and executives under the benefit plans.
     The Company’s equity level before the Stock Offering was 18.0% relative to assets. The Company’s capital level was well above the Comparative Group median of 11.0% and the All Public Thrift median of 9.9%. The Company’s risk-based capital ratios were also well above both the Comparative Group medians and the All Public Thrift medians.
     The Company’s loan portfolio increased by 120.8% during the LTM period as the Company aggressively expanded both the types of loans offered and the level of loans originated. The Comparative Group experienced a median loan portfolio growth rate of a negative 1.6% while the All Public Thrift Group reported a median of a negative 1.3%. Overall, the Company’s assets grew 19.6% compared to 0.6% and 1.5% growth for the Comparative Group and All Public Thrifts, respectively. Deposits also grew for the LTM period by 36.7% for the Company compared to the Comparative Group median of 4.5% and the All Public Thrift Group median of 5.6%.
     In summary, the Company’s recent earnings performance lagged the results attained by the Comparative Group aggregate when based on returns on assets and returns on equity. The Company’s lower level of profitability was a result of a higher level of non-interest expense, a

Feldman Financial Advisors, Inc.
lower level of non-interest income and a lower level of net interest-earning assets, which offset the Company’s higher net interest margin. Management of the Company believes that the competition in the banking and financial services industry in its primary market area is intense and that many of its competitors have substantially greater resources and lending limits than the Company due to the Company’s small size. The completion of the Stock Offering should enable the Company to both increase its level of loans and size of the loans offered, allowing it to compete more competitively in its marketplace.
     In addition, the Company’ level of profitability has been hampered recently as the Company has increased its expenses through the hiring of additional loan personnel. As the Company expands its balance sheet, the level of expenses should return to a more normalized level.

Feldman Financial Advisors, Inc.
Table 21
General Financial Performance Ratios
As of or for the Latest Twelve Months Ended June 30, 2010

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Home Federal Bancorp	185,145	117,722	18.02	18.02	3.48	79.03	0.40	2.08	0.33	1.73

Comparative Group Average	392,221	277,617	13.13	12.74	3.57	70.26	0.50	3.96	0.49	3.61
Comparative Group Median	393,020	281,042	10.98	10.56	3.49	68.77	0.48	3.70	0.40	2.89

All Public Thrift Average	2,884,729	1,796,653	11.19	10.38	3.24	73.00	(0.21)	(5.06)	(0.19)	(5.22)
All Public Thrift Median	966,540	682,509	9.92	9.13	3.30	69.14	0.22	2.05	0.32	2.45

Comparative Group
Elmira Savings Bank, FSB	499,244	349,443	11.26	8.89	3.62	62.32	0.95	8.66	0.93	8.51
First Advantage Bancorp	345,089	218,238	19.72	19.72	3.62	77.12	0.20	1.01	0.40	1.96
First Capital, Inc.	457,973	370,783	10.45	9.36	3.66	70.06	0.52	5.06	0.53	5.15
GS Financial Corp.	273,951	204,093	10.36	10.36	3.42	76.30	0.03	0.32	(0.05)	(0.44)
Louisiana Bancorp, Inc.	327,743	187,378	20.51	20.51	3.24	65.18	0.74	3.23	0.66	2.89
LSB Financial Corp.	378,580	300,721	9.11	9.11	3.30	69.20	0.23	2.44	0.23	2.44
Newport Bancorp, Inc.	450,400	261,362	11.20	11.20	3.41	80.34	0.27	2.37	0.30	2.61
North Central Bancshares, Inc.	452,130	344,541	10.76	10.76	3.51	67.11	0.44	4.16	0.39	3.64
Rome Bancorp, Inc.	329,637	225,787	18.59	18.59	4.42	66.63	1.08	5.98	1.04	5.77
Wayne Savings Bancshares, Inc.	407,460	313,819	9.32	8.86	3.46	68.34	0.58	6.38	NA	NA

Source:	Home Federal Bancorp; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 22
Income and Expense Analysis
For the Latest Twelve Months Ended June 30, 2010

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Amort.		Pretax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	of	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Intang,	Expense	Earnings
Home Federal Bancorp	5.44	2.05	3.39	0.41	0.10	0.02	3.08	0.00	0.00	0.70

Comparative Group Average	5.02	1.85	2.68	0.69	0.01	0.42	2.88	0.01	0.00	0.73
Comparative Group Median	5.03	1.80	2.81	0.70	0.03	0.35	2.95	0.00	0.00	0.63

All Public Thrift Average	4.77	1.76	3.03	0.78	0.03	1.07	2.91	0.06	0.01	(0.05)
All Public Thrift Median	4.82	1.74	3.10	0.59	0.00	0.58	2.85	0.00	0.00	0.44

Comparative Group
Elmira Savings Bank, FSB	4.75	1.64	2.59	0.71	0.06	0.07	2.41	0.04	0.00	1.38
First Advantage Bancorp	5.03	2.68	1.72	1.07	(0.30)	0.29	3.21	0.00	0.00	0.66
First Capital, Inc.	4.90	2.41	2.13	0.77	0.00	0.61	2.91	0.02	0.00	0.63
GS Financial Corp.	5.18	1.87	3.54	0.19	0.12	0.60	2.98	0.00	0.00	(0.04)
Louisiana Bancorp, Inc.	5.03	2.15	1.65	0.02	0.12	0.13	2.17	0.00	0.00	1.03
LSB Financial Corp.	5.13	1.06	2.98	0.89	0.00	0.85	2.86	0.00	0.00	0.28
Newport Bancorp, Inc.	5.02	1.08	3.39	0.54	(0.04)	0.15	2.98	0.00	0.00	0.56
North Central Bancshares, Inc.	5.17	1.73	3.20	1.54	0.09	0.90	3.49	0.00	0.00	0.53
Rome Bancorp, Inc.	5.17	2.36	2.84	0.70	0.06	0.17	3.10	NA	(0.00)	1.57
Wayne Savings Bancshares, Inc.	4.83	1.48	2.78	0.47	0.00	0.41	2.64	NA	0.00	NA

Source:	Home Federal Bancorp; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 23
Yield-Cost Structure and Growth Rates
For the Latest Twelve Months Ended June 30, 2010

	Avg.	Avg.	Avg. Net
	Int. Earn.	Int.-Bear.	Earning	Avg.	Yield on	Cost of	Net	Asset	Loan	Deposit
	Assets/	Liabs./	Assets/	Equity/	Int.-Earn.	Int-Bear.	Interest	Growth	Growth	Growth
	Assets	Assets	Assets	Assets	Assets	Liabs.	Spread	Rate	Rate	Rate
Home Federal Bancorp	89.44	80.02	9.42	17.42	5.59	2.56	3.03	19.63	120.75	36.65

Comparative Group Average	93.05	77.47	14.86	13.31	5.40	2.11	3.35	0.04	2.85	4.08
Comparative Group Median	94.11	77.40	15.68	10.81	5.41	2.21	3.35	0.56	(1.63)	4.54

All Public Thrift Average	92.41	78.88	11.50	10.82	5.12	2.02	3.18	3.70	0.50	8.63
All Public Thrift Median	92.72	79.07	10.85	10.10	5.12	2.00	3.17	1.54	(1.34)	5.57

Comparative Group
Elmira Savings Bank, FSB	84.39	80.91	3.48	10.93	5.63	2.10	3.53	(3.21)	(4.43)	(2.86)
First Advantage Bancorp	94.64	NA	NA	20.30	5.36	NA	NA	(1.48)	19.23	4.82
First Capital, Inc.	91.61	NA	NA	10.22	5.34	NA	NA	1.92	(3.76)	4.98
GS Financial Corp.	94.04	83.92	10.12	10.40	5.49	2.32	3.17	3.48	4.39	7.63
Louisiana Bancorp, Inc.	98.48	73.89	24.59	22.89	5.12	2.50	2.62	1.72	25.71	7.53
LSB Financial Corp.	91.98	NA	NA	9.03	5.46	NA	NA	0.81	3.84	7.04
Newport Bancorp, Inc.	94.29	NA	NA	11.50	5.36	NA	NA	0.30	(0.28)	1.50
North Central Bancshares, Inc.	94.17	NA	NA	10.70	5.53	NA	NA	(1.89)	(10.09)	4.02
Rome Bancorp, Inc.	92.39	71.15	21.25	18.13	5.60	1.53	4.07	(2.09)	(2.98)	4.26
Wayne Savings Bancshares, Inc.	94.51	NA	NA	9.03	5.07	NA	NA	0.84	(3.14)	1.88

Source:	Home Federal Bancorp; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 24
Balance Sheet Composition
As of the Latest Twelve Months Ended June 30, 2010

	As a Percent of Total Assets
	Cash &	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Home Federal Bancorp	40.33	50.26	0.00	0.00	9.41	63.58	17.02	1.38	81.98	18.02

Comparative Group Average	24.15	70.48	0.32	0.43	4.83	70.50	15.41	0.95	86.87	13.13
Comparative Group Median	26.48	68.14	0.25	0.00	4.65	72.25	13.48	0.92	89.02	10.98

All Public Thrift Average	25.29	68.55	0.58	0.78	5.10	72.23	15.46	1.14	88.81	11.19
All Public Thrift Median	23.11	69.78	0.28	0.05	4.85	73.39	14.00	0.97	90.09	9.92

Comparative Group
Elmira Savings Bank, FSB	33.28	60.04	0.14	2.60	3.96	69.99	17.25	1.49	88.74	11.26
First Advantage Bancorp	29.02	66.66	0.18	0.00	4.43	63.24	16.39	0.65	80.28	19.72
First Capital, Inc.	26.32	67.67	0.19	1.21	4.90	80.96	8.17	0.42	89.55	10.45
GS Financial Corp.	26.63	68.60	0.72	0.00	4.45	74.50	14.23	0.91	89.64	10.36
Louisiana Bancorp, Inc.	46.27	52.18	0.47	0.00	1.35	57.17	21.14	1.18	79.49	20.51
LSB Financial Corp.	6.44	88.24	0.32	0.00	4.85	79.43	10.83	0.62	90.89	9.11
Newport Bancorp, Inc.	15.90	77.44	0.05	0.00	6.78	58.03	29.94	0.83	88.80	11.20
North Central Bancshares, Inc.	14.92	78.65	0.54	0.00	6.30	76.20	12.05	0.99	89.24	10.76
Rome Bancorp, Inc.	8.02	85.21	0.01	0.00	6.88	68.50	11.41	1.50	81.41	18.59
Wayne Savings Bancshares, Inc.	34.68	60.10	0.59	0.51	4.42	77.02	12.73	0.93	90.68	9.32

Source:	Home Federal Bancorp; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 25
Regulatory Capital, Credit Risk, and Loan Composition
As of or for the Latest Twelve Months Ended June 30, 2010

	Tier 1	Tier 1	Total						Other
	Leverage	Risk-	Risk-		Total			Resid.	Real Est.	Nonmtg.
	Capital	based	based	NPLs/	NPAs/	Resrvs./	Resrvs./	Mtgs./	Mtgs./	Loans/
	Ratio	Capital	Capital	Loans	Assets	NPAs	Loans	Loans	Loans	Loans
Home Federal Bancorp	16.47	33.13	33.67	0.38	0.19	135.53	0.52	38.65	61.00	0.35

Comparative Group Average	11.17	17.88	18.92	2.90	2.64	87.57	1.33	47.47	30.66	20.95
Comparative Group Median	9.47	15.00	16.18	3.73	3.55	56.02	1.24	46.26	33.80	22.36

All Public Thrift Average	9.88	15.20	16.27	4.95	4.47	54.97	1.82	39.94	33.65	26.40
All Public Thrift Median	8.99	13.65	14.55	3.41	2.77	39.62	1.50	39.21	35.16	25.64

Comparative Group
Elmira Savings Bank, FSB	8.68	15.54	16.65	NA	NA	NA	1.00	NA	NA	NA
First Advantage Bancorp	13.44	18.20	19.18	NA	NA	NA	1.29	NA	NA	NA
First Capital, Inc.	9.02	14.04	14.70	NA	NA	NA	1.26	42.85	NA	NA
GS Financial Corp.	9.87	16.37	17.45	5.41	4.32	29.07	1.81	43.44	33.80	22.76
Louisiana Bancorp, Inc.	17.43	38.06	39.03	0.71	0.84	66.34	1.06	54.87	34.80	10.33
LSB Financial Corp.	9.07	11.81	13.04	4.33	4.18	26.78	1.26	NA	NA	NA
Newport Bancorp, Inc.	9.03	13.67	14.87	0.32	0.30	259.65	1.00	NA	NA	NA
North Central Bancshares, Inc.	9.97	14.45	15.70	3.73	3.55	56.02	2.48	40.17	37.73	22.10
Rome Bancorp, Inc.	17.00	23.16	24.07	NA	NA	NA	0.89	54.39	18.42	27.19
Wayne Savings Bancshares, Inc.	8.19	13.54	14.54	NA	NA	NA	1.22	49.07	28.57	22.36

Source:	Home Federal Bancorp; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
III. MARKET VALUE ADJUSTMENTS
General Overview
     This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts, as they would pertain to the value of the Company relative to other publicly traded thrift institutions and relative to alternative investments.
     Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general. Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Stock Offering.
     In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

Feldman Financial Advisors, Inc.
          (1) Earnings Prospects
          (2) Financial Condition
          (3) Market Area
          (4) Management
          (5) Dividend Policy
          (6) Liquidity of the Issue
          (7) Subscription Interest
          (8) Stock Market Conditions
          (9) Recent Acquisition Activity
          (10) New Issue Discount
          (11) Effect of government regulations and regulatory reform
Earnings Prospects
     Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to profitably leverage the balance sheet. Each of the foregoing is an important factor to investors in assessing earnings prospects.
     As the nation’s economy continues to deal with the ramifications of the downturn in the housing industry, the contraction in the credit markets and high levels of unemployment, the U.S. Federal Reserve has lowered rates in an effort to stimulate the credit markets and to help the U.S. economy recover from the recently ended recession. The Company derives its income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. To counter the slowdown in the economy and in an effort to open up the credit markets and stimulate the economy, the Federal Reserve has reduced the fed funds rate to its current target level of 0.00% to 0.25%.

Feldman Financial Advisors, Inc.
     Under the direction of a new Chief Executive Officer, the Company has begun a program of growing the balance sheet and expanding its loan portfolio. Since the end of fiscal 2008, the loan portfolio has gown at a compound annual rate of 81.5%, growing from $28.3 million at June 30, 2008 to $93.1 million at June 30, 2010. This loan growth has been funded primarily through deposit growth and security sales and maturities. Over this period, deposits have increased at an annual rate of 22.6% while investments have shrunk at an annual rate of 18.7%. In addition, total assets have increased at an annual rate of 15.9%.
     This balance sheet expansion has had a two-pronged effect on profitability in the short-term. The expansion of the loan portfolio has improved margins evidenced by the increase in net interest margin from 2.33% for fiscal 2008 to 3.48% for fiscal 2010. Conversely, the Company has brought on additional personnel, which has increased the Company’s non-interest expense, increasing from 2.52% of average assets for fiscal 2008 to 3.08% for fiscal 2010.
     While the profitability returns from the Company’s recent expansion initiatives have yet to materialize fully, we believe that the Company is positioned to realize additional net interest income from its enlarged balance sheet as it simultaneously focuses on controlling operating expenses. The Company has established an infrastructure to expand its asset base. In addition, the re-investment and leverage of the capital proceeds will provide the Company with opportunity to further improve its earnings prospects. However, the change in lending strategy and its longer-term impact on earnings has yet to be tested over an extended period. Therefore, based on these fundamentals, we believe that no adjustment is warranted for the Company’s earnings growth potential with respect to the Comparative Group.

Feldman Financial Advisors, Inc.
Financial Condition
     As noted in Chapter II, with total assets of $185.1 million, Home Federal Bancorp is smaller as compared to the Comparative Group median of $393.0 million. At the pro forma midpoint of the offering range, the Company is expected to have total assets approximating $200.6 million. The Company has a lower level of net loans as a percentage of total assets at 50.3% compared to the Comparative Group median of 68.1% while having a higher level of cash and securities at 40.3% of total assets as compared to the Comparative Group median of 26.5%.
     While the Company’s deposit portfolio is largely comprised of certificates of deposit, the Company has been working on increasing the level of core deposits at the Bank. As a percentage of total deposits, certificates have fallen from 72.9% at June 30, 2009 to 62.8% at June 30, 2010. Conversely, money market and NOW accounts have increased from 20.1% to 32.8% over the same time period.
     Home Federal Bancorp’s equity to assets ratio of 18.0% is well above the Comparative Group median of 11.0%. At the pro forma midpoint of the offering range, the Company is projected to have an equity-to-assets ratio of 24.3%.
     An area of importance for investors is the level of non-performing loans and the level of allowance for loan losses as compared to the level of non-performing assets. The Company’s level of non-performing assets as a percentage of total assets at 0.19% is significantly lower than the Comparative Group median of 3.55%. The Company’s level of reserves as a percentage on non-performing assets at 135.5% is higher than that of Comparative Group median of 56.0%.
     Taken as a whole, and given the Company’s relative balance sheet structure, we believe that no adjustment is warranted for financial condition.

Feldman Financial Advisors, Inc.
Market Area
     The members of the Comparative Group were drawn from across the United States and are characterized by a cross-section of market areas. The Company’s primary market area is Shreveport/Bossier City metropolitan area, which can be categorized as having limited growth opportunities but a stable economic base. The Comparative Group companies are generally characterized by market area locations in mid-sized to small metropolitan areas. Two of the companies are located in Louisiana, four from the Midwest, two from the Mid-Atlantic region, one from New England and one from the Southeast. Demographic data for the Company’s local market projects income growth below that of the United States as a whole. The Company’s market area has lower per capita and household income levels and lower unemployment rates than those of the United States. We do not believe that market area conditions affecting the Company warrant a valuation adjustment.
Management
     Management’s principal challenge is to improve profitability through expansion of the loan portfolio while the Company competes in a competitive financial services environment.
     The Company’s Chief Executive Officer (“CEO”), Daniel Herndon, has served in this capacity since 1993 and be came Chairman of the Board in 1998. In February 2009, the Company the current President of Home Federal Bank and Chief Operating Officer, James Barlow, who has over 12 years of commercial banking experience, particularly in the local Shreveport market. The Company also hired two additional commercial lenders at this point. Under the leadership of Mr. Barlow, the Bank has started to aggressively grow the loan portfolio, expanding into commercial real estate and commercial business lending.

Feldman Financial Advisors, Inc.
     We believe that investors will take into account that the Company is professionally and knowledgeably managed by a team of experienced banking executives. However, while the management team is seasoned, its ability to work together to improve the Company are unproven. Based on these considerations, we believe no adjustment is warranted based on management.
Dividend Policy
     Home Federal Bancorp has paid quarterly cash dividends since the third quarter of fiscal 2005. Home Federal Bancorp’s current quarterly dividend is $0.06 per share. After completion of the conversion, dividends will be paid by the new holding company on its outstanding shares of common stock. The Company currently expects that the level of cash dividends per share after the conversion and offering will be substantially consistent with the current amount of dividends of $0.06 per share. A dividend of $0.06 per share would equate to a dividend yield of 2.4%, assuming an offering price of $10.00 per share
     Payment of cash dividends has become commonplace among publicly traded thrifts. Seven of the ten members of the Comparative Group companies currently pay dividends. The median dividend yield of the Comparative Group was 2.44% as of August 27, 2010 while the All Public Thrift median dividend yield measured 1.77%%. As the Company plans to continue its current dividend, we believe that no adjustment is appropriate for this factor.
Liquidity of the Issue
     All ten members of the Comparative Group are listed on the NASDAQ National Market. Home Federal Bancorp’s common stock is currently quoted on the OTC Bulletin Board and following the Stock Offering, the Company has applied to have the common stock of the new

Feldman Financial Advisors, Inc.
holding company listed for trading on the NASDAQ Global Market. As such, we believe no adjustment is warranted for the liquidity of the issue.
Subscription Interest
     The Company has retained the services of Stifel, Nicolaus & Company, Incorporated to assist in the marketing and sale of the stock offering. The Company’s employee stock ownership plan (“ESOP”) plans to purchase an amount of shares in the subscription offering equal to 6.0% of the shares sold in the offering. The Company expects its directors, executive officers, and their associates to purchase 25,200 shares of common stock in the offering for an aggregate amount of $252,000 based on a $10.00 offering price per share. The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly will be 50,000 shares ($500,000). Persons exercising subscription rights through a single qualifying deposit account held jointly or persons acting in concert will be subject to an overall purchase limitation of 100,000 shares ($1.0 million) in all categories of the offering combined. The minimum purchase will be 25 shares ($250).
     Until the downturn in the housing market and the related tightening of both the credit and capital markets, initial public offerings (“IPOs”) of thrift stocks had attracted a great deal of investor interest. As recently as 2007, there were 26 total completed conversions. The total number fell to ten for 2008 and only six in 2009. Conversion activity has experienced a turnaround in 2010, with 15 transactions being completed through the end of August 2010. Of the 15 completed transactions in 2010, eight were standard conversions and seven were second-step conversion transactions.

Feldman Financial Advisors, Inc.
     There were four second-step transactions that closed in the month of July 2010 and the median offer price as a percent of pro forma book value and tangible book value was 66.6% and 79.3%, respectively. All four of these transactions are currently trading below their offering price, with Jacksonville Bancorp, Inc. the closest, trading at $9.99. In fact, all seven second-step transactions completed in 2010 are currently trading below their offer price, with a median decline in price of 3.2%. The median offer price as a percent of book value and tangible book value for the seven completed second-step transactions in 2010 was 72.6% and 81.2%, respectively. Similar to the transactions completed in July 2010, the second-step transactions completed earlier in the year have exhibited weak performance in the aftermarket, with all trading below their offering price.
     BCSB Bancorp completed its second-step offering in April 2008 at the minimum of the offering range only after extending its offering period. Due to the difficult market conditions beginning in mid-2008, second-step conversion offerings were essentially sidelined for a sustained period. Ocean Shore Holding Co. completed its second-step offering in December 2009 at the offering minimum, but only after suspending marketing efforts following commencement of the offering in November 2008, then extending and delaying the offering period, and recommencing in November 2009. Northwest Bancshares raised gross proceeds of $689 million in its second-step offering that was completed in December 2009, and priced moderately above the offering midpoint. Eagle Bancorp raised gross proceeds of $24.6 million in its second-step offering in April 2010, and also priced slightly above the offering midpoint. Each of these transactions required a syndicated offering to successfully close their second-step conversion.

Feldman Financial Advisors, Inc.
     Based on preliminary indications from its marketing agent, the Company anticipates that a large portion of its second-step offering will be sold in the syndicated portion. As observed from the recent second-step transactions, this is not an unusual occurrence. The subscription characteristics of second-step offerings are significantly different from standard conversion offerings because of the exchange ratio implications and the fact that investors in publicly traded issues can readily purchase shares of the predecessor company in the open market. Therefore, absent actual results of the Company’s subscription offering (as well as actual market conditions prevailing during the subscription offering), we do not believe any adjustment is warranted at this time.
Stock Market Conditions
     Table 26 displays the performance of the SNL Thrift Index of all publicly traded thrifts and the SNL Thrift Index (of thrifts with assets less than $250 million) as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) since year-end 2005. The SNL Thrift Indexes have significantly underperformed the broader stock index. The SNL Thrift Index of all publicly traded thrifts declined 67.2% over this period while the SNL Thrifts < $250 million declined by 37.7%, as compared to the S&P 500 decreasing by 14.7%. Since January 1, 2010, the SNL Thrift Index and the SNL Thrifts < $250 million index declined by 9.6% and 2.1%, respectively, while the S&P 500 index decreased by 4.5% over this same period.
     After reporting near record earnings of $15.9 billion in 2006, earnings of thrift industry institutions began to suffer as the housing market turned negative and the industry recorded losses of $0.6 billion in 2007 and a significant loss of $15.8 billion in calendar 2008. The problems in the housing industry also had a significant negative effect on asset quality measures.

Feldman Financial Advisors, Inc.
     Net income for calendar 2009 was $29 million, the first annual net income reported by the thrift industry since 2006. Net income in 2009 was up from net losses of $15.89 billion in 2008 and $649 million in 2007. On August 25, 2010, the OTS reported that for the second quarter of calendar 2010, the industry recorded profits of $1.5 billion or 0.64% of average assets, the fourth consecutive quarter of profitability for the industry, down from the $1.7 billion reported for the first quarter of 2010. Asset quality also showed signs of stabilizing, as troubled assets were slightly lower than during the previous quarter and a year earlier, but remained at elevated levels. Troubled assets (noncurrent loans and repossessed assets) fell to 3.21% of assets at the end of the second quarter of calendar 2010, from 3.28% at the end of the previous quarter and 3.50% one year earlier. The number of problem thrifts, those with examination ratings of 4 or 5, increased to 54 thrifts at June 30, 2010 from 50 thrifts at March 31, 2010 and 40 thrifts at June 30, 2009. Generally speaking, the OTS regulated thrifts continued to be strongly capitalized with 93.4% of the industry reporting capital exceeding “well-capitalized” regulatory standards. However, we continue to believe the uncertain industry environment and the volatile swings in the market for bank and thrift stocks warrant a downward adjustment.
Recent Acquisition Activity
     Acquisition speculation is one factor underpinning the prices of thrift stocks. Table 27 summarizes recent acquisition activity involving banks and thrifts based in Louisiana. Since January 1, 2007, there have been ten acquisitions involving Louisiana financial institutions, three of which were thrift institutions. Acquisition activity has slowed over the past few years as the industry has dealt with the problems in the economy and housing industry. While there were six acquisitions of Louisiana institutions during 2007, there have been only two deals in each of 2008 and 2009. There have been no announced deals in 2010. We believe that any speculative

Feldman Financial Advisors, Inc.
interest may be reflected to some degree in the general trading values of thrift stocks and encompass members of the Comparative Group as well. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Home Federal Bancorp’s stock should tend to be less compared to the stocks of the Comparative Group companies.

Feldman Financial Advisors, Inc.
Table 26
Comparative Stock Index Performance
December 31, 2005 to August 27, 2010
(Index Value 100 = 12/31/2005)

Feldman Financial Advisors, Inc.
New Issue Discount
     A “new issue” discount that reflects investor concerns and investment risks inherent in IPO’s and second-step offerings is a factor to be considered for purposes of valuing converting thrifts. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 27 presents a summary of recent conversion offerings since January 1, 2008, including both second-step and standard transactions.
     As noted earlier, thrift stock conversion activity had diminished considerably in the wake of a sharp downturn in market conditions. There were only four standard conversion offerings and one second-step offering in 2008, followed by three standard offerings and two second-step offerings in 2009. Eight standard offerings and seven second-step offering have occurred thus far in 2010. The after-market performance of thrift offerings has continued to be weak for second-step offerings.
     Of the 15 standard conversions completed since January 1, 2008, the average and median one-week price changes were 5.8% and 1.5%, respectively. The ten second-step conversion offerings exhibited average and median one-week price changes of 3.9% and 2.5%, respectively. Of the seven completed second-step transactions in 2010, the average and median one-week price changes were negative 0.1% and negative 1.6%, respectively. Three of the second-step offerings completed in 2010 (Jacksonville, Colonial and Fox Chase) were closed at the offering minimum, three of the second-step offerings (Oneida, Viewpoint and Eagle) pricing approximately at the midpoint and one offering (Oritani) priced between the midpoint and the maximum. A number of thrift MHC stock issues are in the process of conducting second-step conversion stock offerings, but have not yet been completed. Notably, the pro forma ratios for many second-step issues tend to reflect comparatively higher price-to-book ratios, due in part to

Feldman Financial Advisors, Inc.
their seasoned history as a public company versus standard thrift issues converting from mutual form initially. Many of the second-step companies have had time and experience to re-invest and leverage the capital raised through their initial offerings in attempt to demonstrate positive track records of generating asset expansion and earnings growth as public companies. Based on these factors, and the specific characteristics of second-step stock issues, many of these offerings are priced at pro forma ratios comparable to publicly traded companies.

Feldman Financial Advisors, Inc.
Table 27
Summary of Recent Louisiana Acquisition Activity
Transactions Announced Since January 1, 2007

				Seller’s Prior Financial Data							Offer Value to
				Total	Equity/	YTD	YTD			Offer	Book	Tang.	LTM	Total
			B/T	Assets	Assets	ROA	ROE	Date	Status	Value	Value	Book	EPS	Assets
Buyer	State	Seller	(1)	($Mil.)	(%)	(%)	(%)	Anncd.	(2)	($Mil.)	(%)	(%)	(x)	(%)

Average				147,318.1	10.16	0.79	6.97			29.3	159.8	164.8	24.07	16.13
Median				70,822.0	9.19	0.70	7.01			10.9	146.9	160.8	17.91	17.05
Community Trust Finl Corp.	LA	First LA Bancshares Inc.	B	140,226.0	10.08	0.70	7.01	04/16/09	C	16.8	144.9	144.9	24.99	11.96
Liberty Fncl Services Inc.	LA	United Bank & Trust Company	B	25,378.0	6.20	(0.47)	(7.59)	02/02/09	C	NA	NA	NA	NA	NA
First Trust Corp.	LA	Globe Bancorp Inc.	T	27,589.0	20.24	0.11	0.57	07/02/08	C	5.2	93.1	93.1	NM	18.85
Whitney Holding Corp.	LA	Parish National Corp.	B	762,975.0	8.15	1.41	17.94	06/08/08	C	165.0	265.3	277.8	17.90	21.63
First NBC Bank Holding Co.	LA	Dryades Bancorp Inc.	T	80,154.0	3.49	NA	NA	11/15/07	C	3.0	104.3	104.3	NM	5.72
Caldwell Holding Co.	LA	Citizens Progressive Bank	B	41,141.0	11.08	2.05	18.66	10/10/07	C	8.7	190.8	190.8	15.90	21.15
Saint Martin Bancshares Inc.	LA	American Bank	B	61,490.0	16.48	1.41	8.43	08/15/07	C	15.1	149.0	176.7	17.91	24.56
Fidelity Homestead SB	LA	Your Bank	B	51,174.0	7.48	NA	NA	08/10/07	C	7.8	203.8	203.8	NM	15.24
City Savings Bancshares Inc.	LA	Louisiana Community Bcshs Inc	B	151,168.0	9.34	NA	NA	08/08/07	C	NA	NA	NA	NA	NA
First Guaranty Bancshares Inc.	LA	Homestead Bancorp Inc.	T	131,886.0	9.04	0.33	3.80	01/04/07	C	13.1	127.0	127.0	43.63	9.92

(1)	B=bank; T=thrift.

(2)	P=pending; C=completed.

Source: SNL Financial.

Feldman Financial Advisors, Inc.
Table 28
Summary of Recent Standard and Second-Step Conversions
Transactions Completed Since January 1, 2008

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/		8/27/10	Price Change			Change
				Total	Offering	Book	Tang.	LTM	IPO	Closing	One	One	One	Thru
		Stock	Conv.	Assets	Proceeds	Value	Book	EPS	Price	Price	Day	Week	Month	8/27/10
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	($)	($)	(%)	(%)	(%)	(%)

Second-Step — Average				1,594.5	153.1	74.0	79.2	42.5	NA	NA	3.2	3.9	3.6	1.3
Second-Step — Median				682.6	32.5	70.6	76.9	24.8	NA	NA	4.3	2.5	0.2	(2.6)

Standard — Average				421.7	51.9	57.2	59.5	25.1	NA	NA	7.4	5.8	6.1	15.1
Standard — Median				246.0	26.8	58.0	58.8	23.7	NA	NA	0.3	1.5	3.1	10.4

Second-Step Offerings
Jacksonville Bancorp, Inc.	IL	NASDAQ	07/15/10	289.4	10.4	55.2	59.9	12.4	10.00	9.99	6.5	5.8	1.3	(0.1)
Colonial Financial Services, Inc.	NJ	NASDAQ	07/13/10	567.9	23.0	64.7	64.7	27.8	10.00	9.85	0.5	(1.6)	(2.6)	(1.5)
Oneida Financial Corp.	NY	NASDAQ	07/07/10	596.3	31.5	68.6	97.8	13.3	8.00	7.78	(6.3)	(3.1)	(1.3)	(2.8)
ViewPoint Financial Group, Inc.	TX	NASDAQ	07/07/10	2,477.4	198.6	93.6	93.9	99.2	10.00	9.17	(5.0)	(2.9)	(3.0)	(8.3)
Fox Chase Bancorp, Inc.	PA	NASDAQ	06/29/10	1,156.4	87.1	72.6	72.6	142.9	10.00	9.68	(4.1)	(3.7)	(1.8)	(3.2)
Oritani Financial Corp.	NJ	NASDAQ	06/24/10	2,054.2	413.6	90.6	90.6	32.8	10.00	9.61	3.1	0.0	(0.9)	(3.9)
Eagle Bancorp Montana, Inc.	MT	NASDAQ	04/05/10	306.1	24.6	81.2	81.2	12.3	10.00	9.15	5.5	5.0	4.0	(8.5)
Ocean Shore Holding Co.	NJ	NASDAQ	12/21/09	742.6	33.5	63.0	63.0	17.3	8.00	10.70	7.5	11.9	13.1	33.8
Northwest Bancshares, Inc.	PA	NASDAQ	12/18/09	7,132.0	688.8	89.0	103.8	24.8	10.00	11.03	13.5	13.0	14.0	10.3
BCSB Bancorp, Inc.	MD	NASDAQ	04/11/08	622.5	19.8	61.8	65.0	NM	10.00	9.75	10.4	14.9	13.5	(2.5)
Standard Offerings
United American Savings Bank	PA	OTCBB	08/06/10	60.2	3.0	54.2	54.2	23.7	10.00	10.50	0.0	(5.0)	NA	5.0
Peoples Federal Bancshares, Inc.	MA	NASDAQ	07/07/10	487.7	66.1	65.2	65.2	27.8	10.00	10.31	4.0	7.5	4.2	3.1
Fairmount Bancorp, Inc.	MD	OTCBB	06/03/10	67.3	4.4	44.0	44.0	10.1	10.00	12.00	NA	5.0	10.0	20.0
Harvard Illinois Bancorp, Inc.	IL	OTCBB	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	6.50	0.0	0.0	(1.0)	(35.0)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	11.04	3.9	1.5	3.0	10.4
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	11.26	18.5	14.0	9.9	12.6
Versailles Financial Corporation	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	10.00	0.0	0.0	0.0	0.0
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	10.59	16.0	15.0	10.6	5.9
Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	17.25	49.9	47.2	48.0	72.5
St. Joseph Bancorp, Inc.	MO	OTCBB	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp, Inc.	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	13.50	0.0	5.0	5.0	35.0
First Savings Financial Group, Inc.	IN	NASDAQ	10/07/08	215.4	24.3	51.1	51.1	NM	10.00	13.36	(1.0)	(4.0)	(8.0)	33.6
Home Bancorp, Inc.	LA	NASDAQ	10/03/08	448.1	89.3	69.7	69.7	19.2	10.00	13.22	14.9	3.5	3.1	32.2
Cape Bancorp, Inc.	NJ	NASDAQ	02/01/08	620.1	78.2	73.2	105.8	50.0	10.00	7.60	0.5	0.1	(2.0)	(24.0)
Danvers Bancorp, Inc.	MA	NASDAQ	01/10/08	1,324.1	171.9	83.7	83.9	29.4	10.00	15.46	(2.6)	(2.2)	2.6	54.6
Source: SNL Financial.
Effect of Government Regulations and Regulatory Reform
     As a fully converted stock thrift insured by the FDIC and supervised by its primary regulator, Home Federal Bancorp will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of June 30, 2010, the Company’s subsidiary banking institution was considered well capitalized, similar to all the members of the Comparative Group.

Feldman Financial Advisors, Inc.
     The recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including Home Federal Bank and Home Federal Bancorp. Under the new law, Home Federal Bank’s primary regulator, the Office of Thrift Supervision, will be eliminated and existing federal thrifts will be subject to regulation and supervision by the Office of Comptroller of the Currency, which currently supervises and regulates all national banks. Savings and loan holding companies will be regulated by the Federal Reserve Board, which will have the authority to promulgate new regulations governing Home Federal Bancorp that will impose additional capital requirements and may result in additional restrictions on investments and other holding company activities. The law also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market. The creation of this independent bureau could result in new regulatory requirements and raise the cost of regulatory compliance. The federal preemption of state laws currently accorded federally chartered financial institutions will be reduced. In addition, regulation mandated by the new law could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices, which may have a material impact on operations. Because the regulations under the new law have not been promulgated, the full impact of the legislation is uncertain.
     Therefore, given these factors, we believe that no adjustment is necessary for the effect of government regulations and regulatory reform.
Adjustments Conclusion
     Based upon our analysis, we believe that a downward adjustment is appropriate for market conditions, but do not believe that any of the other previously described areas specifically

Feldman Financial Advisors, Inc.
analyzed result in an upward or downward adjustment relative to the Comparative Group. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, second-step stock issues by converting thrifts are frequently valued at premiums to all public thrift averages on a price-to-book basis and at slight premiums or slight discounts to peer institutions relative to price-to-book ratios, but at wider discounts to the comparable institutions’ price-to-earnings ratios. It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums.
Valuation Approach
     In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Table 29 displays the market price valuation ratios of the Comparative Group as of August 27, 2010. Averages for the All Public Thrift aggregate are also shown in this table. Exhibit IV displays the pro forma assumptions and calculations utilized in analyzing the Company’s valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Company’s pro forma valuation ratios relative to the Comparative Group valuation data and recent thrift second-step valuations.
     Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability, P/B and P/TB comparisons. The Company’s net income for the fiscal year ending June 30, 2010 is $670,000.
     We have determined the midpoint of the valuation range, on a fully converted basis to be $18.75 million for the new shares to be issued. This midpoint valuation produces a minimum valuation of $15.9 million, a maximum of $21.6 million and an adjusted maximum of $24.8 million.

Feldman Financial Advisors, Inc.
     Including the exchanged shares, this results in a pro forma mid-point valuation for the Company of $29.4 million. This midpoint valuation produces a minimum valuation of $25.0 million, a maximum of $33.8 million and an adjusted maximum of $38.9 million.
     The median P/B ratio for the Comparative Group was 74.5% and the median price-to-tangible book ratio was 75.9%. At the midpoint value of $29.4 million based on the assumptions summarized in Exhibit IV, we have determined pro forma price-to-book and price-to-tangible book ratios of 60.3% for the Company. Employing a range of 15% above and below the midpoint, the resulting minimum value of $25.0 million reflects a 53.9% P/B and P/TB ratio and the resulting maximum value of approximately $33.8 million reflects a 66.1% P/B and P/TB ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $38.9 million and a P/B and P/TB ratio of 72.0%.
     At the midpoint P/B and P/TB valuation ratio, the Company is valued below the P/B 70.6% median and 76.9% P/TB median of recent second step stock offerings as displayed in Table 28.
     The Company’s pro forma midpoint P/B and P/TB ratio of 60.3% reflects a 19.1% discount to the Comparative Group median P/B ratio of 74.5% and a 20.5% discount to the median P/TB ratio for the Comparative Group. Compared with the All Public Thrift Group, this ratio represents a 15.4% discount to the All Public Thrift median of 71.3% and a 21.7% discount to the median P/TB ratio.
     At the maximum, the Company’s pro forma P/B and P/TB ratio of 66.1% reflects an 11.4% discount to the Comparative Group P/B median and a 12.9% discount to the median P/TB ratio. In comparison with the All Public Thrift Group, the Company is priced at a 7.3% discount

Feldman Financial Advisors, Inc.
to the median P/B ratio and a 14.2% discount to the median P/TB ratio.
     The Company’s pro forma midpoint P/E ratio of 50.0x reflects a 180.0% premium to the Comparative Group median P/E ratio of 17.9x and a 264.4% premium to the All Public Thrift median of 13.7x. At the maximum, the Company’s pro forma P/E ratio of 58.8x reflects a 229.4% premium to the Comparative Group median and a 328.7% premium to the All Public Thrift median.
     Based on the P/A measure, the Company’s pro forma midpoint of $29.4 million reflects a corresponding valuation ratio of 14.7%, ranging from 12.6% at the minimum to 16.7% and 18.9% at the maximum and adjusted maximum, respectively. Pricing at the midpoint, the P/A ratio is at a 87.3% premium to the Comparative Group median of 7.8%, and a 119.6% premium to the All Public Thrift median of 6.7%.
     Home Federal Bancorp, in its current mutual holding company ownership structure, has public shares outstanding and is currently traded on the OTCBB. As such, it may be an indicator of investor interest in the Company’s conversion stock and therefore received some consideration in our valuation. Based on Home Federal Bancorp’s current trading level of $9.70 as of August 27, 2010, its market capitalization approximates $32.5 million or $3.1 million more than the midpoint of the valuation range and was considered in the valuation process. Home Federal Bancorp’s market price has ranged from $7.50 to $10.02 per share since January 1, 2010. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current market value of Home Federal Bancorp’s stock was somewhat discounted herein.

Feldman Financial Advisors, Inc.
Valuation Conclusion
     It is our opinion that, as of August 27, 2010, the aggregate estimated pro forma market value of the Company on a fully converted basis was within the Valuation Range of $24,982,310 to $33,799,590 with a midpoint of $29,390,950. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $38,869,540. Exhibit IV displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value on a fully converted basis.

Feldman Financial Advisors, Inc.
Table 29
Pro Forma Comparative Valuation Analysis
Home Federal Bancorp and the Comparative Group
Computed from Market Price Data as of August 27, 2010

	Closing	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

Home Federal Bancorp, Inc.
Pro Forma Minimum	$10.00	25.0	41.7	50.0	53.9	53.9	12.61	23.38	23.38	2.40
Pro Forma Midpoint	$10.00	29.4	50.0	62.5	60.3	60.3	14.66	24.31	24.31	2.40
Pro Forma Maximum	$10.00	33.8	58.8	71.4	66.1	66.1	16.65	25.22	25.22	2.40
Pro Forma Adjusted Maximum	$10.00	38.9	66.7	83.3	72.0	72.0	18.89	26.24	26.24	2.40

Comparative Group Average	NA	36.0	23.7	21.7	73.0	78.9	9.62	13.13	12.74	2.24
Comparative Group Median	NA	36.6	17.9	17.9	74.5	75.9	7.83	10.98	10.56	2.44

All Public Thrift Average (1)	NA	301.4	15.3	15.3	71.0	79.2	7.89	11.19	10.38	1.98
All Public Thrift Median (1)	NA	60.8	13.7	14.6	71.3	77.0	6.68	9.92	9.13	1.77

Comparative Group
Elmira Savings Bank, FSB	$16.00	31.3	9.7	10.0	83.1	126.7	6.52	11.26	8.89	5.00
First Advantage Bancorp	$10.72	44.7	67.0	33.8	66.0	66.0	13.01	19.72	19.72	1.87
First Capital, Inc.	$15.00	41.8	17.9	17.7	87.5	99.0	9.13	10.45	9.36	5.07
GS Financial Corp.	$12.25	15.3	NM	NM	54.3	54.3	5.62	10.36	10.36	3.27
Louisiana Bancorp, Inc.	$14.64	61.3	26.1	29.2	91.7	91.7	18.80	20.51	20.51	0.00
LSB Financial Corp.	$9.76	15.2	18.1	18.1	44.0	44.0	4.01	9.11	9.11	0.00
Newport Bancorp, Inc.	$11.75	42.8	34.6	31.1	84.8	84.8	9.49	11.20	11.20	0.00
North Central Bancshares, Inc.	$15.27	20.6	13.8	16.6	53.6	53.6	4.67	10.76	10.76	0.26
Rome Bancorp, Inc.	$9.24	62.6	16.5	17.1	102.2	102.2	19.00	18.59	18.59	3.90
Wayne Savings Bancshares, Inc.	$8.00	24.0	9.9	NA	63.3	66.9	5.90	9.32	8.86	3.00

(1)	Excludes mutual holding companies and companies subject to announced acquisitions.

Source: Home Federal Bancorp, Inc.; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Exhibit I
Background of Feldman Financial Advisors, Inc.
Overview of Firm
Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.
Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with CS First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.
Background of Senior Professional Staff
Trent Feldman — President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.
Peter Williams — Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning and Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.
Michael Green — Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.
Greg Izydorczyk — Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

Feldman Financial Advisors, Inc. Exhibit II-1 Home Federal Bancorp Consolidated Balance Sheet As of June 30, 2010 and 2009 June 30, 2010 2009 Assets: Cash and cash equivalents $8,837 $ 10,007 Investment securities available for sale 63,688 92,647 Investment securities held to maturity 2,138 2,184 Loans held for sale 13,403 1,277 Loans receivable, net 93,056 46,948 Accrued interest receivable 560 543 Premises and equipment, net 3,049 982 Other assets 414 178 Real estate acquired through foreclosure — - Total Assets $185,145 $154,766 Liabilities and Stockholders’ Equity Liabilities Deposits $117,722 $86,146 Advances by borrowers for taxes and insurance 205 137 Advances from FHLB Dallas 31,507 35,997 Deferred tax liability 921 94 Other accrued expenses and liabilities 1,425 1,082 Total liabilities 151,780 123,456 Retained Earnings: Preferred stock - - Common stock 14 14 Additional paid in capital 13,655 13,608 Treasury stock (2,094) (1,887) Unearned ESOP stock (826) (883) Unearned RRP trust stock (145) (269) Retained earnings 20,665 20,288 Accumulated other comprehensive income (loss) 2,096 439 Total Stockholders’ equity 33,365 31,310 Total Liabilities and Stockholders’ Equity $185,145 $154,766 Source: Home Federal Bancorp, audited and unaudited financial statements.

Feldman Financial Advisors, Inc. Exhibit II-2 Home Federal Bancorp Consolidated Income Statements For the Years Ended June 30, 2010 and 2009 Years Ended June 30, 2010 2009 (in thousands) Interest Income Loans, including fees $5,218 $2,238 Mortgage-backed securities 3,874 5,221 Investment securities 69 112 Other interet-earning assets 8 25 Total Interest Income 9,169 7,596 Interest Expense Deposits 2,238 2,463 FHLB borrowings 1,220 1,375 Total Interest Expense 3,458 3,838 Net Interest Income 5,711 3,758 Provision for Loan Losses 36 240 Net Interest Income After Provisions for Loan Losses 5,675 3,518 Non-Interest Income Gain on sale of loans 644 2 Gain on sale of securities 796 325 Other income 55 36 Impairment charge on securities (627) — Loss on sale of real estate (4) — Total Non-Interest Income 864 363 Non-Interest Expenses Compensation and benefits 3,383 1,783 Occupancy and equipment 406 230 Franchise and bank shares tax 150 150 Merger and stock issuance costs — 133 Other expense 1,257 817 Total Non-Interest Expenses 5,196 3,113 Income Before Income Taxes 1,343 768 Provision for Income Taxes 673 253 Net Income $ 670 $515 Earnings per Share Basic $0.21 $0.16 Diluted $0.21 $0.16 Source: Home Federal Bancorp, audited and unaudited financial statements.

Exhibit 13.3
Home Federal Bancorp
Loan Portfolio Composition
As of June 30, 2010 and 2009

	June 30,
	2010		2009

	Amount	%	Amount	%

Real estate loans:
One- to four-family residential	$36,257	38.65%	$22,106	46.50%
Commercial-real estate secured:
Owner occupied	14,550	15.51	8,193	17.23
Non-owner occupied	872	0.93	0	0.00

Total commercial-real estate secured	15,422	16.44	8,193	17.23

Multi-family residential	9,079	9.68	4,884	10.27
Commercial business	17,896	19.08	6,252	13.15
Home equity loans and second mortgage loans	2,963	3.16	4,914	10.34
Equity lines of credit	4,069	4.34	451	0.95

Total real estate loans	93,479	99.65	47,138	99.16

Non-real estate loans:
Savings accounts	285	0.30	359	0.76
Automobile	48	0.05	40	0.08

Total non-real estate loans	333	0.35	399	0.84

Total loans	93,812	100.00	47,537	100.00

Less:
Allowance for loan losses	(489)		(466)
Deferred loan fees	(267)		(123)

Net loans(1)	$93,056		$46,948

(1)	Does not include loans held for sale amounting to $13.4 million and $1.3 million at June 30, 2010 and June 30, 2009, respectively.
Source:   Home Federal Bancorp, Prospectus.
Source:   Home Federal Bancorp, audited and unaudited financial statements.

Feldman Financial Advisors, Inc. Exhibit II-4 Home Federal Bancorp Securities Portfolio As of June 30, 2010 and 2009 June 30, 2010 2009 Amortized Fair Amortized Fair Cost Value Cost Value (in thousands) Securities held-to-maturity FHLB stock $1,840 $1,840 $1,806 $1,806 Mortgage-backed securities 298 323 378 389 Total securities held-to-maturity 2,138 2,163 2,184 2,195 Securities available-for-sale Debt securities Corporate securities 1,538 1,559 2,415 1,727 Mortgage-backed securities 58,974 62,129 89,567 90,920 Total securities available-for-sale 60,512 63,688 91,982 92,647 Total investment securities $62,650 $65,851 $94,166 $94,842 Source: Home Federal Bancorp, audited and unaudited financial statements.

Feldman Financial Advisors, Inc. Exhibit II-5 Home Federal Bancorp Deposit Portfolio As of June 30, 2010 and 2009 June 30, 2010 2009 Amount % Amount % Certificate accounts: 0.00% - 0.99% $12 0.01 $134 0.16 1.00% — 1.99% 30,309 25.75 11,970 13.90 2.00% — 2.99% 16,734 14.21 13,030 15.13 3.00% — 3.99% 17,497 14.86 21,405 24.85 4.00% — 4.99% 7,865 6.68 12,990 15.08 5.00% - 5.99% 1,473 1.25 3,272 3.80 Total certificate accounts 73,890 62.77 62,801 72.90 Transaction accounts: Savings 5,266 4.47 6,056 7.03 NOW 18,130 15.40 8,537 9.91 Money market 20,436 17.36 8,752 10.16 Total transaction accounts 43,832 37.23 23,345 27.10 Total deposits $117,722 100.00 $ 86,146 100.00 Source: Home Federal Bancorp, audited and unaudited financial statements.

FELDMAN FINANCIAL ADVISORS,INC.
Exhibit III
Financial Performance and Market Valuation Data for All Public Thrifts
Based on Closing Market Prices as of August 27, 2010

						Total	Tang.	Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	LTM	LTM	Equity/	Equity/	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	ROA	ROE	Assets	Assets	8/27/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (non-MHCs)
Abington Bancorp, Inc.	ABBC	PA	1,268	(0.43)	(2.47)	16.76	16.76	10.17	205.2	NM	NM	97.4	97.4	16.32	1.97
Anchor BanCorp Wisconsin Inc.	ABCW	WI	3,999	(2.71)	(194.40)	0.61	0.51	0.63	13.7	NM	NM	NM	NM	0.35	—
Astoria Financial Corporation	AF	NY	19,670	0.22	3.70	6.24	5.35	12.43	1,216.6	25.4	27.6	99.2	116.8	6.19	4.18
Athens Bancshares Corporation	AFCB	TN	282	0.06	0.45	17.81	17.67	10.59	29.4	NA	NA	58.6	59.1	10.43	1.89
Bank Mutual Corporation	BKMU	WI	3,483	0.16	1.38	11.49	10.10	5.25	240.0	40.4	NM	60.4	69.9	6.90	2.29
BankAtlantic Bancorp, Inc.	BBX	FL	4,656	(3.66)	(112.94)	1.66	1.34	1.18	70.0	NM	NM	82.6	102.9	1.37	—
BankFinancial Corporation	BFIN	IL	1,566	0.01	0.07	16.57	15.16	8.96	188.7	NM	76.9	72.7	80.9	12.05	3.13
BCSB Bancorp, Inc.	BCSB	MD	622	(0.21)	(2.07)	9.79	9.78	9.75	30.4	NM	NM	60.3	60.4	4.97	—
Beacon Federal Bancorp, Inc.	BFED	NY	1,072	0.48	5.08	9.92	9.92	10.00	64.9	12.1	10.4	61.3	61.3	6.08	2.00
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,748	(0.58)	(3.89)	14.00	8.16	17.92	251.5	NM	NM	65.4	119.7	9.15	3.57
BofI Holding, Inc.	BOFI	CA	1,421	1.56	19.98	9.13	9.13	11.80	120.2	5.3	6.8	96.3	96.3	8.49	—
Broadway Financial Corporation	BYFC	CA	552	(1.01)	(16.21)	6.02	6.02	2.86	5.0	NM	NM	28.9	28.9	0.93	1.40
Brookline Bancorp, Inc.	BRKL	MA	2,659	0.96	5.13	18.59	17.17	9.38	553.8	22.3	23.7	112.5	124.0	20.84	3.62
Cape Bancorp, Inc.	CBNJ	NJ	1,072	(1.54)	(12.49)	12.20	10.27	7.60	101.2	NM	NM	77.3	93.9	9.44	—
Carver Bancorp, Inc.	CARV	NY	804	(0.38)	(4.60)	7.39	7.37	4.83	12.0	NM	NA	29.6	29.8	1.53	2.07
Central Bancorp, Inc.	CEBK	MA	527	0.45	5.54	8.63	8.24	9.85	16.4	8.4	7.3	45.8	48.9	3.18	2.03
Central Federal Corporation	CFBK	OH	275	(5.10)	(58.76)	6.23	6.18	1.08	4.5	NM	NM	43.7	44.4	1.65	—
CFS Bancorp, Inc.	CITZ	IN	1,095	(0.09)	(0.89)	10.30	10.29	4.37	47.4	NM	NM	42.0	42.1	4.33	0.92
Chicopee Bancorp, Inc.	CBNK	MA	557	(0.27)	(1.54)	16.98	16.98	11.05	69.7	NM	NM	74.0	74.0	12.57	—
Citizens Community Bancorp, Inc.	CZWI	WI	576	0.13	1.35	9.78	8.75	4.03	20.6	28.8	11.6	36.6	41.3	3.58	—
Citizens South Banking Corporation	CSBC	NC	1,077	(2.22)	(21.08)	8.95	8.78	5.62	61.0	NM	NM	81.2	83.4	5.83	2.85
CMS Bancorp, Inc.	CMSB	NY	243	(0.11)	(1.19)	8.75	8.75	10.50	19.6	NM	NM	92.2	92.2	8.06	—
Colonial Financial Services, Inc.	COBK	NJ	579	0.53	6.56	8.37	8.37	9.85	41.1	13.1	10.6	84.8	84.8	7.10	—
Community Financial Corporation	CFFC	VA	552	0.71	7.97	9.02	9.02	4.31	18.8	6.1	6.1	50.0	50.0	3.48	—
Danvers Bancorp, Inc.	DNBK	MA	2,529	0.57	4.95	11.63	10.42	15.46	326.8	23.4	23.1	112.4	127.1	13.07	0.52
Dime Community Bancshares, Inc.	DCOM	NY	4,148	0.90	12.05	7.59	6.33	12.74	440.1	11.9	11.5	139.9	169.9	10.61	4.40
Eagle Bancorp Montana, Inc.	EBMT	MT	326	0.79	7.33	16.10	16.10	9.15	37.4	16.9	17.1	71.3	71.3	11.47	3.06
Elmira Savings Bank, FSB	ESBK	NY	499	0.95	8.66	11.26	8.89	16.00	31.3	9.7	10.0	83.1	126.7	6.52	5.00
ESB Financial Corporation	ESBF	PA	1,948	0.66	7.74	8.89	6.85	13.20	158.8	12.0	11.0	91.6	121.5	8.16	3.03
ESSA Bancorp, Inc.	ESSA	PA	1,067	0.47	2.67	16.55	16.55	11.18	151.2	29.4	32.2	85.6	85.6	14.17	1.79

III-1

FELDMAN FINANCIAL ADVISORS,INC.
Exhibit III
Financial Performance and Market Valuation Data for All Public Thrifts
Based on Closing Market Prices as of August 27, 2010

						Total	Tang.	Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	LTM	LTM	Equity/	Equity/	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	ROA	ROE	Assets	Assets	8/27/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
FFD Financial Corporation	FFDF	OH	206	0.49	5.32	8.86	8.86	14.98	15.1	15.8	15.8	82.8	82.8	7.33	4.54
Fidelity Bancorp, Inc.	FSBI	PA	708	(0.39)	(5.97)	6.82	6.47	5.38	16.4	NM	NM	39.5	42.2	2.34	1.49
First Advantage Bancorp	FABK	TN	345	0.20	1.01	19.72	19.72	10.72	44.7	67.0	33.8	66.0	66.0	13.01	1.87
First Bancshares, Inc.	FBSI	MO	214	(0.40)	(3.72)	11.22	11.16	8.50	13.2	NM	NM	55.0	55.3	6.17	—
First Capital, Inc.	FCAP	IN	458	0.52	5.06	10.45	9.36	15.00	41.8	17.9	17.7	87.5	99.0	9.13	5.07
First Clover Leaf Financial Corp.	FCLF	IL	563	0.19	1.47	13.82	11.83	5.58	44.2	37.2	29.6	56.9	68.0	7.86	4.30
First Community Bank Corporation of America	FCFL	FL	516	(2.89)	(35.98)	7.38	7.38	1.23	6.7	NM	NM	34.3	34.3	1.35	—
First Defiance Financial Corp.	FDEF	OH	2,039	0.22	1.89	11.70	8.82	8.96	72.7	29.9	13.4	36.0	52.8	3.63	—
First Federal Bancshares of Arkansas, Inc.	FFBH	AR	678	(5.67)	(72.58)	6.55	6.55	1.70	8.2	NM	NM	29.2	29.2	1.24	—
First Federal of Northern Michigan Bancorp, Inc.	FFNM	MI	227	(2.73)	(25.84)	10.35	10.05	2.75	7.9	NM	NM	33.8	34.9	3.49	—
First Financial Holdings, Inc.	FFCH	SC	3,324	(1.07)	(10.98)	9.74	8.69	10.09	166.8	NM	NM	64.4	75.6	5.12	1.98
First Financial Northwest, Inc.	FFNW	WA	1,307	(4.30)	(24.86)	14.30	14.30	4.03	75.8	NM	NM	40.6	40.6	5.80	—
First Franklin Corporation	FFHS	OH	281	(0.82)	(10.82)	7.77	7.77	7.05	11.9	NM	NM	54.5	54.5	4.23	—
First PacTrust Bancorp, Inc.	FPTB	CA	881	(0.08)	(0.71)	10.94	10.94	9.61	40.8	NM	NM	52.8	52.8	4.73	2.08
First Place Financial Corp.	FPFC	OH	3,154	(0.94)	(11.10)	8.04	7.78	3.72	63.1	NM	NM	34.4	36.1	2.05	—
First Savings Financial Group, Inc.	FSFG	IN	501	0.51	4.40	10.68	9.15	13.36	32.3	13.1	9.2	60.2	71.5	6.43	—
Flagstar Bancorp, Inc.	FBC	MI	13,694	(3.65)	(61.20)	7.86	7.86	2.43	372.7	NM	NM	46.0	46.0	2.78	—
Flushing Financial Corporation	FFIC	NY	4,252	0.72	8.30	8.93	8.55	11.21	350.2	11.3	10.3	92.2	96.8	8.24	4.64
Fox Chase Bancorp, Inc.	FXCB	PA	1,243	(0.07)	(0.61)	16.60	16.60	9.68	140.8	NM	NM	68.2	68.2	11.33	—
GS Financial Corp.	GSLA	LA	274	0.03	0.32	10.36	10.36	12.25	15.3	NM	NM	54.3	54.3	5.62	3.27
Hampden Bancorp, Inc.	HBNK	MA	584	(0.06)	(0.37)	16.23	16.23	10.00	71.5	NM	NA	NA	NA	NA	1.20
Harleysville Savings Financial Corporation	HARL	PA	867	0.59	9.76	6.05	6.05	15.00	55.1	11.0	10.9	105.0	105.0	6.36	5.07
HF Financial Corp.	HFFC	SD	1,253	0.48	6.82	7.54	7.21	9.40	65.3	9.4	8.1	69.1	72.5	5.21	4.79
Hingham Institution for Savings	HIFS	MA	972	0.99	13.93	7.10	7.10	37.30	79.2	8.6	8.6	114.9	114.9	8.15	2.47
HMN Financial, Inc.	HMNF	MN	975	(0.84)	(8.70)	9.21	9.21	4.00	17.2	NM	NA	26.2	26.2	1.81	—
Home Bancorp, Inc.	HBCP	LA	709	0.66	2.91	18.71	18.49	13.22	111.7	28.1	NA	84.5	85.7	15.81	—
Home Federal Bancorp, Inc.	HOME	ID	869	0.71	2.81	23.68	23.68	12.58	209.9	32.3	NM	102.0	102.0	24.15	1.75
HopFed Bancorp, Inc.	HFBC	KY	1,106	0.34	4.27	10.29	10.21	9.01	64.8	13.7	6.8	65.3	66.0	5.75	5.33
Hudson City Bancorp, Inc.	HCBK	NJ	60,933	0.94	10.49	9.10	8.86	11.62	6,119.2	10.2	11.0	110.4	113.6	10.04	5.16
Jacksonville Bancorp, Inc.	JXSB	IL	297	0.57	6.50	8.78	7.94	9.99	19.2	11.8	14.9	73.7	82.4	6.48	3.00
Jefferson Bancshares, Inc.	JFBI	TN	631	(3.64)	(31.06)	8.96	NA	3.62	24.1	NM	NA	42.7	NA	3.82	—

III-2

FELDMAN FINANCIAL ADVISORS,INC.
Exhibit III
Financial Performance and Market Valuation Data for All Public Thrifts
Based on Closing Market Prices as of August 27, 2010

						Total	Tang.	Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	LTM	LTM	Equity/	Equity/	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	ROA	ROE	Assets	Assets	8/27/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
Legacy Bancorp, Inc.	LEGC	MA	956	(0.86)	(6.53)	12.43	11.00	8.00	69.5	NM	NM	58.6	67.3	7.28	2.50
Louisiana Bancorp, Inc.	LABC	LA	328	0.74	3.23	20.51	20.51	14.64	61.3	26.1	29.2	91.7	91.7	18.80	—
LSB Financial Corp.	LSBI	IN	379	0.23	2.44	9.11	9.11	9.76	15.2	18.1	18.1	44.0	44.0	4.01	—
Mayflower Bancorp, Inc.	MFLR	MA	254	0.51	6.23	8.28	8.28	8.20	17.1	13.4	NA	81.4	81.4	6.74	2.93
Meta Financial Group, Inc.	CASH	IA	961	0.95	17.01	7.26	6.99	33.45	103.2	11.1	14.1	147.7	153.8	10.73	1.55
MutualFirst Financial, Inc.	MFSF	IN	1,442	0.22	2.43	9.32	8.99	7.04	49.2	35.2	12.6	47.9	50.5	3.49	3.41
NASB Financial, Inc.	NASB	MO	1,416	0.67	6.14	11.68	11.51	13.79	108.5	10.6	20.2	65.6	66.7	7.66	—
New Hampshire Thrift Bancshares, Inc.	NHTB	NH	993	0.78	8.23	9.31	6.58	10.20	58.9	8.7	11.6	71.3	110.1	5.99	5.10
New York Community Bancorp, Inc.	NYB	NY	42,011	1.34	10.54	12.96	7.39	15.89	6,920.8	12.3	13.3	127.1	237.3	16.47	6.29
Newport Bancorp, Inc.	NFSB	RI	450	0.27	2.37	11.20	11.20	11.75	42.8	34.6	31.1	84.8	84.8	9.49	—
North Central Bancshares, Inc.	FFFD	IA	452	0.44	4.16	10.76	10.76	15.27	20.6	13.8	16.6	53.6	53.6	4.67	0.26
Northwest Bancshares, Inc.	NWBI	PA	8,136	0.55	4.11	16.11	14.25	11.03	1,221.9	28.3	23.3	93.2	107.8	15.02	3.63
OBA Financial Services, Inc.	OBAF	MD	379	NA	NA	21.11	NA	11.04	51.1	NA	NA	63.9	NA	13.50	—
Ocean Shore Holding Co.	OSHC	NJ	799	0.68	5.97	12.49	12.49	10.70	78.2	14.3	14.3	78.4	78.4	9.79	2.24
OceanFirst Financial Corp.	OCFC	NJ	2,220	0.86	9.54	8.78	8.78	11.82	222.5	12.2	11.6	114.2	114.2	10.02	4.06
OmniAmerican Bancorp, Inc.	OABC	TX	1,130	0.12	0.98	17.78	17.78	11.26	134.0	NA	NA	66.7	66.7	11.86	—
Oneida Financial Corp.	ONFC	NY	613	0.59	5.95	9.91	6.12	7.78	55.7	16.2	11.8	95.8	166.5	9.13	6.75
Oritani Financial Corp.	ORIT	NJ	2,477	0.41	3.26	25.97	25.97	9.61	540.1	64.1	68.7	84.0	84.0	21.80	3.12
Park Bancorp, Inc.	PFED	IL	214	(2.23)	(20.46)	10.15	10.15	4.27	5.1	NM	NM	23.4	23.4	2.38	—
Parkvale Financial Corporation	PVSA	PA	1,842	(0.87)	(11.23)	6.46	4.99	6.60	36.5	NM	NA	41.9	62.2	2.02	3.03
Peoples Federal Bancshares, Inc.	PEOP	MA	575	NA	NA	9.27	9.27	10.31	73.6	NA	NA	NA	NA	NA	—
People’s United Financial, Inc.	PBCT	CT	21,950	0.38	1.55	24.66	18.02	12.79	4,743.6	55.6	39.6	86.9	129.4	21.43	4.85
Provident Financial Holdings, Inc.	PROV	CA	1,399	0.08	0.94	9.13	9.13	5.31	60.6	40.9	NM	47.4	47.4	4.33	0.75
Provident Financial Services, Inc.	PFS	NJ	6,823	0.58	4.45	13.35	8.61	11.78	705.9	16.8	15.7	77.5	126.8	10.35	3.74
Provident New York Bancorp	PBNY	NY	2,964	0.70	4.76	14.48	9.44	8.17	315.5	15.7	19.2	73.6	119.5	10.65	2.94
Pulaski Financial Corp.	PULB	MO	1,388	0.06	0.70	8.22	7.95	6.40	69.2	NM	NM	79.3	83.5	4.86	5.94
PVF Capital Corp.	PVFC	OH	860	0.16	2.21	9.68	9.68	1.92	49.2	17.5	17.7	59.1	59.1	5.73	—
River Valley Bancorp	RIVR	IN	394	0.75	10.21	8.12	8.11	14.95	22.6	8.3	8.6	83.5	83.7	5.80	5.62
Riverview Bancorp, Inc.	RVSB	WA	863	(0.47)	(4.48)	9.98	7.20	1.83	41.1	NM	NM	23.3	33.4	2.32	—
Rome Bancorp, Inc.	ROME	NY	330	1.08	5.98	18.59	18.59	9.24	62.6	16.5	17.1	102.2	102.2	19.00	3.90
Severn Bancorp, Inc.	SVBI	MD	1,002	(0.71)	(6.45)	10.54	10.51	4.01	40.4	NM	NM	51.1	51.3	4.14	—

III-3

FELDMAN FINANCIAL ADVISORS,INC.
Exhibit III
Financial Performance and Market Valuation Data for All Public Thrifts
Based on Closing Market Prices as of August 27, 2010

						Total	Tang.	Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	LTM	LTM	Equity/	Equity/	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	ROA	ROE	Assets	Assets	8/27/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
Superior Bancorp	SUPR	AL	3,358	(2.16)	(32.63)	4.45	4.02	1.24	15.6	NM	NM	11.3	12.6	0.47	—
Teche Holding Company	TSH	LA	765	0.94	9.75	9.74	9.30	29.50	61.6	8.6	8.4	82.8	87.1	8.06	4.81
Territorial Bancorp Inc.	TBNK	HI	1,447	0.60	3.89	15.42	15.42	17.25	211.0	NA	NA	94.6	94.6	14.59	1.62
TF Financial Corporation	THRD	PA	721	0.55	5.54	10.17	9.60	21.40	57.5	13.7	14.9	78.4	83.6	7.97	3.74
Timberland Bancorp, Inc.	TSBK	WA	732	(0.34)	(2.77)	11.70	10.94	3.75	26.4	NM	NM	37.8	41.5	3.69	—
TrustCo Bank Corp NY	TRST	NY	3,829	0.83	12.35	6.66	6.65	5.50	423.5	14.1	15.2	165.7	166.0	11.04	4.80
United Community Financial Corp.	UCFC	OH	2,314	(1.14)	(11.78)	9.19	9.17	1.28	39.6	NM	NM	18.6	18.6	1.71	—
United Financial Bancorp, Inc.	UBNK	MA	1,545	0.55	3.54	14.44	13.98	13.98	228.0	27.4	21.9	102.5	106.5	14.80	2.29
United Western Bancorp, Inc.	UWBK	CO	2,221	(3.49)	(58.22)	5.28	5.28	0.47	13.9	NM	NM	11.8	11.8	0.62	—
ViewPoint Financial Group, Inc.	VPFG	TX	2,764	0.46	5.39	7.70	7.66	9.17	319.7	27.8	27.3	150.2	151.0	11.57	1.74
Washington Federal, Inc.	WFSL	WA	13,710	0.86	6.50	13.39	NA	14.43	1,623.0	14.2	34.8	88.4	NA	11.84	1.39
Wayne Savings Bancshares, Inc.	WAYN	OH	407	0.58	6.38	9.32	8.86	8.00	24.0	9.9	NA	63.3	66.9	5.90	3.00
Westfield Financial, Inc.	WFD	MA	1,235	0.35	1.66	19.40	19.40	7.82	230.4	55.9	57.0	95.4	95.4	18.52	3.07
WSB Holdings, Inc.	WSB	MD	418	(1.43)	(11.82)	12.49	12.49	2.30	18.2	NM	NM	34.8	34.8	4.35	—
WSFS Financial Corporation	WSFS	DE	3,792	0.10	1.28	8.30	7.98	37.01	314.1	NM	56.5	100.3	105.7	7.04	1.30
WVS Financial Corp.	WVFC	PA	355	0.10	1.24	7.84	7.84	11.40	23.5	63.3	NA	84.4	84.4	6.61	5.61
Average			2,885	(0.21)	(5.06)	11.19	10.38		301.4	15.3	15.3	71.0	79.2	7.89	1.98
Median			967	0.22	2.05	9.92	9.13		60.8	13.7	14.6	71.3	77.0	6.68	1.77
Note: Includes all public thrifts listed on NYSE, AMEX, and NASDAQ National Market.
Source: SNL Financial.

III-4

Feldman Financial Advisors, Inc.
Exhibit IV-1
Pro Forma Assumptions for Full Conversion Valuation
1.	The total amount of the net offering proceeds from the sale of the 63.8% MHC owned interest to the public was fully invested at the beginning of the applicable period.

2.	The new holding company will sell 50.0% of the shares of common stock in the subscription offering and community offering and 50.0% in a syndicated community offering.

3.	The net offering proceeds are invested to yield a return of 1.79%, which represented the yield on five-year U.S. Treasury securities at June 30, 2010. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 1.18%.

4.	It is assumed that 6.0% of the shares of common stock sold in the offering will be acquired by the Company’s ESOP. Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP purchase. The annual expense is estimated based on a twenty-year period. No reinvestment is assumed on proceeds used to fund the ESOP.

5.	Assumes that open market purchases of shares equal to 4.0% of the shares of common stock sold in the offering for the recognition plan (“RSP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

6.	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted, if the plan is approved by stockholders. A number of shares equal to 10.0% of the shares of common stock sold in the offering, is assumed. We assumed that the options would vest at a rate of 20% per year and that compensation expense would be recognized on a straight-line basis over the 5-year vesting period.

7.	Fixed offering expenses are estimated at $950,000.

8.	Marketing fees for the stock offering are estimated at 1.0% of the amount of stock sold in the subscription offering and 6.0% of the amount sold in the syndicated offering, excluding sales to directors, officers, employees, and stock-benefit plans.

9.	25,200 shares of common stock will be purchased by Home Federal Bancorp’s executive officers and directors, and their immediate families.

10.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

11.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

Feldman Financial Advisors, Inc.
Exhibit IV-2
Pro Forma Second-Stage Stock Offering Range
Home Federal Bancorp, Inc. Of LA
Historical Financial Data as of June 30, 2010
(Dollars in Thousands, Except Per Share Data)

		Minimum	Midpoint	Maximum	Adj. Max.

Shares issued	100.0%	2,498,231	2,939,095	3,379,959	3,886,954
Exchange ratio		0.7464	0.8781	1.0098	1.1612
Shares exchanged	36.2%	904,481	1,064,095	1,223,709	1,407,266
Shares sold	63.8%	1,593,750	1,875,000	2,156,250	2,479,688
Offering price		$10.00	$10.00	$10.00	$10.00

Gross proceeds		$15,938	$18,750	$21,563	$24,797
Less: estimated expenses		(1,496)	(1,592)	(1,689)	(1,800)
Net offering proceeds		14,442	17,158	19,873	22,996
Plus: MHC capital addition		100	100	100	100
Less: ESOP purchase		(956)	(1,125)	(1,294)	(1,488)
Less: RSP purchase		(638)	(750)	(863)	(992)
Net investable proceeds		$12,948	$15,383	$17,816	$20,616

Net Income: (LTM period)
LTM ended 06/30/2010		$670	$670	$670	$670
Pro forma income on net proceeds		153	182	210	243
Pro forma state shares and franchise tax		(42)	(50)	(58)	(66)
Pro forma ESOP adjustment		(32)	(37)	(43)	(49)
Pro forma RSP adjustment		(84)	(99)	(114)	(131)
Pro forma option adjustment		(77)	(91)	(104)	(120)
Pro forma net income		$588	$575	$561	$547
Pro forma earnings per share		$0.24	$0.20	$0.17	$0.15

Core Earnings: (LTM period)
LTM ended 06/30/2010		$558	$558	$558	$558
Pro forma income on net proceeds		153	182	210	243
Pro forma state shares and franchise tax		(42)	(50)	(58)	(66)
Pro forma ESOP adjustment		(32)	(37)	(43)	(49)
Pro forma RSP adjustment		(84)	(99)	(114)	(131)
Pro forma option adjustment		(77)	(91)	(104)	(120)
Pro forma core earnings		$476	$463	$450	$436
Pro forma core earnings per share		$0.20	$0.16	$0.14	$0.12

Total Equity		$33,365	$33,365	$33,365	$33,365
Net offering proceeds		14,442	17,158	19,873	22,996
Plus: MHC capital addition		100	100	100	100
Less: ESOP purchase		(956)	(1,125)	(1,294)	(1,488)
Less: RSP purchase		(638)	(750)	(863)	(992)
Pro forma total equity		$46,313	$48,748	$51,182	$53,982
Pro forma book value		$18.54	$16.59	$15.14	$13.89

Tangible Equity		$33,365	$33,365	$33,365	$33,365
Net offering proceeds		14,442	17,158	19,873	22,996
Plus: MHC capital addition		100	100	100	100
Less: ESOP purchase		(956)	(1,125)	(1,294)	(1,488)
Less: RSP purchase		(638)	(750)	(863)	(992)
Pro forma tangible equity		$46,313	$48,748	$51,182	$53,982
Pro forma tangible book value		$18.54	$16.59	$15.14	$13.89

Total Assets		$185,145	$185,145	$185,145	$185,145
Net offering proceeds		14,442	17,158	19,873	22,996
Plus: MHC capital addition		100	100	100	100
Less: ESOP purchase		(956)	(1,125)	(1,294)	(1,488)
Less: RSP purchase		(638)	(750)	(863)	(992)
Pro forma total assets		$198,093	$200,528	$202,962	$205,762

Pro Forma Ratios:
Price / EPS - 06/30/10 LTM		41.7	50.0	58.8	66.7
Price / EPS - 06/30/10 Core		50.0	62.5	71.4	83.3
Price / Book Value		53.9%	60.3%	66.1%	72.0%
Price / Tangible Book Value		53.9%	60.3%	66.1%	72.0%
Price / Total Assets		12.61%	14.66%	16.65%	18.89%
Equity / Assets		23.38%	24.31%	25.22%	26.24%
Tangible Equity / Assets		23.38%	24.31%	25.22%	26.24%

Feldman Financial Advisors, Inc.
Exhibit IV-3
Pro Forma Fully Converted Analysis at Midpoint
Home Federal Bancorp
Historical Financial Data as of June 30, 2010

Valuation Parameters	Symbol		Data
Net income — LTM as tax-effected		Y	$670,000
Core earnings — LTM as tax-effected		Y	558,460
Net worth		B	33,365,000
Tangible net worth		B	33,365,000
Total assets		A	185,145,000
Expenses in conversion		X	1,592,480
Other proceeds not reinvested		O	1,875,000
ESOP purchase		E	1,125,000
ESOP expense (pre-tax)		F	37,000
RSP purchase		M	750,000
RSP expense (pre-tax)		N	99,000
Stock option expense (pre-tax)		Q	91,000
Option expense tax-deductible		D	0.00%
Re-investment rate (after-tax)		R	1.18%
Tax rate		T	34.00%
Shares for EPS		S	2,832,220

Pro Forma Valuation Ratios at Midpoint Value
Price / EPS — LTM	P	/E	50.00	x
Price / Core EPS — LTM	P	/E	62.50	x
Price / Book Value	P	/B	60.28%
Price / Tangible Book	P/TB		60.28%
Price / Assets	P	/A	14.66%

Pro Forma Calculation at Midpoint Value (1)			Based on
V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))) 1 — (P/E / S) * R	= $29,390,950	[Earnings]

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T))) 1 — (P/E / S) * R	= $29,390,950	[Core earings]

V =	P/B * (B — X — E — M) 1 — P/B	= $29,390,950	[Book value]

V =	P/TB * (B — X — E — M) 1 — P/TB	= $29,390,950	[Tangible book]

V =	P/A * (B — X — E — M) 1 — P/A	= $29,390,950	[Total assets]

Pro Forma Valuation Range (1)
Minimum =	$29,390,950	x	0.85	=	$24,982,310
Midpoint =	$29,390,950	x	1.00	=	$29,390,950
Maximum =	$29,390,950	x	1.15	=	$33,799,590
Adj. Max.	$33,799,590	x	1.15	=	$38,869,540

Feldman Financial Advisors, Inc.
Exhibit IV-4
Comparative Valuation Ratio Differential
Pro Forma Stock Offering Valuation
Computed from Market Price Data as of August 27, 2010

			Home	Comparative
Valuation			Federal	Group		All Public
Ratio	Symbol		Bancorp	Average	Median	Average	Median

Price / EPS	P/E			23.7	17.9	15.3	13.7
Minimum	(X	)	41.7	75.7%	133.3%	172.3%	203.7%
Midpoint			50.0	110.8%	180.0%	226.8%	264.4%
Maximum			58.8	148.0%	229.4%	284.4%	328.7%
Adj. Maximum			66.7	181.1%	273.3%	335.7%	385.9%

Price / Core EPS	P/E			21.7	17.9	15.3	14.6
Minimum	(X	)	50.0	130.6%	179.9%	225.8%	243.4%
Midpoint			62.5	188.2%	249.8%	307.2%	329.3%
Maximum			71.4	229.4%	299.8%	365.4%	390.6%
Adj. Maximum			83.3	284.3%	366.5%	442.9%	472.3%

Price / Book Value	P/B			73.0	74.5	71.0	71.3
Minimum	(%	)	53.9	-26.1%	-27.6%	-24.1%	-24.3%
Midpoint			60.3	-17.5%	-19.1%	-15.1%	-15.4%
Maximum			66.1	-9.6%	-11.4%	-7.0%	-7.3%
Adj. Maximum			72.0	-1.4%	-3.4%	1.4%	1.0%

Price / Tangible Book	P/TB			78.9	75.9	79.2	77.0
Minimum	(%	)	53.9	-31.6%	-28.9%	-31.9%	-29.9%
Midpoint			60.3	-23.6%	-20.5%	-23.8%	-21.7%
Maximum			66.1	-16.3%	-12.9%	-16.6%	-14.2%
Adj. Maximum			72.0	-8.8%	-5.1%	-9.0%	-6.5%

Price / Total Assets	P/A			9.62	7.83	7.89	6.68
Minimum	(%	)	12.6	31.2%	61.2%	59.8%	88.9%
Midpoint			14.7	52.4%	87.3%	85.7%	119.6%
Maximum			16.7	73.2%	112.8%	111.0%	149.5%
Adj. Maximum			18.9	96.5%	141.4%	139.4%	183.0%

IV-4